Exhibit 10.40

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4),

200.83 and 240.24b-2

ASSET PURCHASE AGREEMENT

among

FLEXTRONICS SALES AND MARKETING (A-P) LTD.

and

AGILENT TECHNOLOGIES, INC.

Dated October 27, 2004

Omitted portions of this document are marked with a [*].

-i-

Confidential Treatment Requested

(continued)

*

-ii-

(continued)

-iii-

(continued)

		Page
11.10	Public Disclosures	40

11.11	Counterparts; Facsimile	41

11.12	Further Assurances	41

-iv-

Confidential Treatment Requested

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of October 27, 2004, by and among Flextronics Sales and Marketing (A-P) Ltd., a Mauritius corporation (“Buyer”) and Agilent Technologies, Inc., a Delaware corporation (“Seller”). The Buyer and the Seller may be referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, the Seller and its subsidiaries own and operate a business which develops, manufactures and markets camera module products within its Sensor Solutions Division of its Semiconductor Products Group; and

WHEREAS, the Seller and certain of its subsidiaries (collectively, the “Selling Entities”) wish to sell to the Buyer and/or certain of its Affiliates (such entities to be collectively referred to as the “Buying Entities”), and the Buying Entities wish to purchase from the Selling Entities, certain assets of such business and in connection therewith the Buying Entities are willing to assume certain specified liabilities of the Selling Entities relating thereto, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. DEFINITIONS

Capitalized terms in this Agreement are used as defined in this Article 1 or elsewhere in this Agreement (such terms to be equally applicable to the singular and plural forms thereof):

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

“Agilent Intellectual Property” means the Intellectual Property licensed to the Buying Entity designated in the License Agreement by the Selling Entities designated under the License Agreement.

“[    *    ] Agreement” means the Manufacturing Agreement between [ * ] and Agilent Technologies (M) Sdn. Bhd., dated as of February 1, 2004.

“Assumed Contracts” has the meaning set forth in Section 2.1(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

*

“Books and Records” shall mean (i) current equipment manuals, technical bulletins, application notes, project history files and decision point check-in presentations, (ii) current sales and promotional literature used by Seller or its Subsidiaries within the 12-month period prior to the date of this Agreement and (iii) written customer service records related to open escalations received or sent by Seller or its Subsidiaries within the 12-month period prior to the date of this Agreement, in each case of clauses (i) through (iii) to the extent such items relate exclusively to the Products, the Purchased Assets or the Assumed Liabilities and to the extent each of such items are in the possession of Seller or its Subsidiaries.

“Benefit Plan” means any bonus, incentive compensation, deferred compensation, material consulting or other personal services arrangement, any flexible time off arrangement, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, leave of absence, layoff, vacation, day or dependent care, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation, employment agreement (other than employment agreements in non-U.S. countries entered into in the Ordinary Course of Business), or other employee benefit plan, of any kind, or policies establishing plans described above, whether written or oral, in each case (i) which has been established by a Selling Entity or Affiliate thereof, or any predecessor of any Selling Entity or Affiliate thereof, and exists at the Closing Date, and (ii) to which any Selling Entity or any Affiliate thereof contributes or has contributed on behalf of any employee, under which any employee or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Business” means the Camera Module business which develops, manufactures and markets the Products as conducted within the Mobile Imaging Business of the Sensor Solutions Division of the Seller and its Subsidiaries’ Semiconductor Products Group, excluding the Image Sensor Business.

“Business Day” means every day, except Saturday, Sunday and any United States federal holiday.

“Buyer Parent” means Flextronics International Ltd., a corporation incorporated under the laws of Singapore.

“Buying Indemnitee(s)” has the meaning set forth in Section 9.2(a).

“Camera Module” means a module for capturing images primarily for human viewing. A Camera Module includes an Image Sensor, a lens, and an aperture and may include an IR filter and other additional components. For the avoidance of doubt, the combination of an Image Sensor and a lens and aperture is defined as a Camera Module regardless of the method of integration or combination.

“Cause“ means only the following: (1) an employee’s failure to perform his/her duties and responsibilities at an acceptable level and such failure continues without improvement as required by and set forth in a probation notice addressed to the employee by his/her management; (2) an employee’s acts of misconduct that involve or affect his/her employer or occur on the employer’s property which include (a) involvement with illegal drugs or controlled substances;

(b) unauthorized use or possession of alcohol or being under the influence of alcohol; (c) physical violence, threats, intimidation, harassment or coercion; or (d) other circumstances constituting “cause” under an employer’s employment policies.

“Closing” has the meaning set forth in Section 3.6.

“Closing Date” has the meaning set forth in Section 3.6.

“Closing Statement” has the meaning set forth in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means, with respect to any Person, any written or oral agreement, contract, lease, license, understanding, arrangement, instrument, note, guaranty, deed, assignment, power of attorney, certificate, purchase order, work order, commitment, covenant, assurance or undertaking of any nature to which such Person is a party or by which its properties or assets are bound.

“Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any reasonable cost of investigation) or expense of any nature.

“Disclosure Schedule” means the schedule (dated as of the date of this Agreement), and as defined in Article 4, delivered to the Seller, a copy of which is attached to this Agreement and incorporated in this Agreement by reference.

“Disputes” has the meaning set forth in Section 11.4(a).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, Order, proxy, option, right of first refusal, community property interest, legend, defect, impediment, exception, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability limited partnership, joint venture, estate, trust, cooperative, foundation, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or other entity.

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Fixed Assets” has the meaning set forth in Section 2.1(a)(ii).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authorization” means any: (a) Permit, license, certificate, franchise, concession, approval, Consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) international, multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Image Processor” means a processor for correcting the output signal from an Image Sensor such as, for example, to demosaic, color balance, gamma correct or otherwise compensate the signal.

“Image Sensor” means a photosensitive silicon array having an analog or digital output. An Image Sensor may also include an on-board A/D converter and an Image Processor that is either on-board or separate.

“Image Sensor Business” shall mean the business of developing, manufacturing and marketing of Image Sensors as conducted within the Mobile Imaging Business of the Sensor Solutions Division of the Seller and its Subsidiaries’ Semiconductor Products Group.

“Intellectual Property” means all patents, and invention registrations of any type, trademarks, trade names, brand names, logos, slogans, inventions, processes, formulae, copyrights, trade dress, product names, trade secrets, mask works, industrial models, processes, designs, plans, proposals, methodologies, invention proposals, computer programs (including all source codes) and related documentation, technical data and information, manufacturing, engineering and technical drawings, know-how, all pending applications for and registrations of patents, trademarks, service marks and copyrights, and all other intellectual property, licenses and proprietary rights with respect to any of the foregoing, whether or not subject to statutory registration or protection. For the avoidance of doubt, Intellectual Property does not include and Internet domain names, web sites or meta tags.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Inventory” shall mean inventories, raw materials, work-in-process, parts, packaging materials and other accessories, finished goods and products related thereto.

“Knowledge of the Seller” or “Seller’s Knowledge” shall mean those facts and circumstances actually known by Young Sohn, Jason Hartlove, Jeff Henderson, Jack Wenstrand, Doug Kundrat, Floyd Anderson, Kathie Lee, Roger Katz, Linda Luckay and Nadine Melanson and facts and circumstances of which such person in his or her reasonably prudent exercise of his or her duties in the ordinary course of business, should be aware, without any obligation to make investigation or inquiry beyond the prudent exercise of his or her duties in the ordinary course of business.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability).

“License Agreement” means that certain License Agreement substantially in the form attached hereto as Exhibit A.

“Material Adverse Effect on Buyer” shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which has had, or would reasonably be expected to have, a material adverse effect on the ability of any Buying Entities to consummate the Transactions.

“Material Adverse Effect on Seller” shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which has had, or would reasonably be expected to have, a material adverse effect (i) on the Purchased Assets, (ii) on the Business, or (iii) on the ability of any Selling Entities to consummate the Transactions.

“Net Book Value” as of any given time means the book value of the asset minus the book value of any related Liability as of such time, determined in accordance with GAAP consistently applied by the Seller in accordance with Seller’s accounting policies. For avoidance of doubt, obsolete Inventory and Fixed Assets as determined in accordance with GAAP consistently applied by the Seller shall be attributed no Net Book Value.

“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

“Ordinary Course Of Business” means an action taken by or on behalf of a Person that: (a) is consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day-to-day operations; and (b) is not required to be authorized by such Person’s owners or board of directors or any committee thereof.

“Patents” has the meaning set forth in Section 4.5(c).

“Permits” mean any permits issued by a Governmental Body or other Governmental Authorization relating to the conduct of business or ownership, possession, occupation or use of assets or properties.

“Permitted Encumbrance” means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, and (ii) mechanic’s, materialman’s, supplier’s, vendor’s or similar Encumbrances arising in the Ordinary Course of Business securing amounts that are not delinquent.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” means the period commencing as of the date of this Agreement and ending on the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

“Products” means those set forth on Schedule 1.1(a) of this Agreement.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchased Inventory” has the meaning set forth in Section 2.1(a)(i).

“Representatives” means as to any particular party, the officers, directors, employees, attorneys, accountants, advisors and representatives of such party.

“Required Consents” has the meaning set forth in Section 7.2.

“Retained Liabilities” has the meaning set forth in Section 2.2(b).

“Selling Indemnitee(s)” has the meaning set forth in Section 9.2(b).

“Subsidiary” of any Person means any Entity of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such Entity.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, additional tax or interest).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Claims” has the meaning set forth in Section 9.3(b).

“Threshold” has the meaning set forth in Section 9.2(c).

“Trade Secret” has the meaning set forth in Section 4.5(e).

“Transaction Agreements” means, collectively, this Agreement, the License Agreement, Transition Services Agreement, the Local Asset Transfer Agreements and the Supply Agreement in a form reasonably satisfactory to Buyer and Seller.

“Transactions” means all of the transactions contemplated by the Transaction Agreements.

“Transferred Employees” has the meaning set forth in Section 6.8(a).

“Transition Services Agreement” means a Transition Services Agreement in a form reasonably satisfactory to Buyer and Seller, which will provide for agreed upon transition services to be provided to Buyer and/or certain of its Subsidiaries by Seller and/or certain of its Subsidiaries at cost.

Confidential Treatment Requested

2. SALE OF ASSETS; RELATED TRANSACTIONS

2.1 Sale of Assets.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller hereby agrees to, and shall cause the Selling Entities to, sell, transfer, convey, assign and deliver to the Buying Entities designated by Buyer, free and clear of all Encumbrances, and the Buyer hereby agrees to cause the Buying Entities designated by Buyer to, purchase the following, and only the following, properties and assets (collectively, the “Purchased Assets”):

(i) The Inventory that is initially set forth on Schedule 2.1(a)(i), as the same may be augmented or depleted in the Ordinary Course of Business prior to the Closing Date and as will be amended in accordance with Section 2.1(d), and all warranties and licenses issued to the Seller and its Subsidiaries in connection with the foregoing (collectively, the “Purchased Inventory”);

(ii) The computer hardware, equipment, supplies, machinery, tools, prototypes, and other tangible personal property set forth on Schedule 2.1(a)(ii), as the same will be amended in accordance with Section 2.1(e) (collectively, the “Fixed Assets”);

(iii) All rights of the Seller and its Subsidiaries under the Contracts set forth on Schedule 2.1(a)(iii) (collectively, the “Assumed Contracts”);

(iv) A copy of the Books and Records;

(v) All rights under the [    *    ] Agreement related exclusively to the Business as such will be reflected in the agreement to be negotiated in accordance with Section 6.14 of this Agreement between the Buying Entities and [    *    ]; and

(vi) All warranty rights and associated claims of the Seller and its Subsidiaries with respect to all manufacturers’ warranties covering the applicable Fixed Assets.

(b) Licensed Assets. At the Closing, the Seller shall, and/or shall cause the relevant Selling Entities to, and the Buyer shall, and/or shall cause the relevant Buying Entities to, enter into the License Agreement.

(c) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, all of the assets not specifically identified in Section 2.1(a) shall be retained by the Seller and its Subsidiaries and shall be excluded from and shall not constitute Purchased Assets (all such assets being referred to collectively as the “Excluded Assets”). For avoidance of doubt, all assets related to or used by the Image Sensor Business or any other business of the Seller and its Subsidiaries not specifically identified in Section 2.1(a) shall be retained by the Seller and its Subsidiaries and shall be excluded from and shall not constitute Purchased Assets.

(d) Section 2.1 Schedules Update. Between the date hereof and November 9, 2004, pursuant to Section 6.1, at Buyer’s request, Buyer and Seller shall conduct meetings with Seller’s customers, and Buyer shall review Schedule 2.1(a)(i) delivered as of the date hereof (the “Original Schedule 2.1(a)(i)”) and shall make reasonable determinations of whether any

*

Confidential Treatment Requested

Inventory on Schedule 2.1(a)(i) is not saleable solely based on the customer’s feedback from such meetings. No later than noon PST on November 9, 2004, the Buyer shall deliver proposed edits to the Original Schedule 2.1(a)(i) based on such feedback. All of the Inventory set forth on Schedule 2.1(a)(i) as agreed upon by the Parties as of November 9, 2004 (the “Updated Schedule 2.1(a)(i)”) shall be deemed saleable. At the close of four (4) business days prior to the Closing, the Seller shall propose and deliver updates to the Section 2.1 Schedules as of the Closing Date; provided, however, that Schedule 2.1(a)(i) shall only be updated from the Updated Schedule 2.1(a)(i) to the extent depleted in the Ordinary Course of Business and shall not be augmented except for the Inventory acquired after the date of the Original Schedule 2.1(a)(i) and specifically designated for the Products or the Business. The Parties shall agree on the amended Section 2.1 Schedules, and such amended Section 2.1 Schedules agreed upon by Seller and Buyer shall constitute the definitive Section 2.1 Schedules for purposes of Section 2.1. Buyer agrees that its approval shall not be unreasonably withheld with respect to any Inventory that have been acquired after the date of such schedules and specifically designated for the Products or the Business in compliance with Section 6.2, including all Inventory acquired in accordance with Section 6.2 after the date set forth on the Original Schedule specifically designated for the Products or the Business that are saleable as supported, in Buyer’s reasonable discretion, by purchase orders or demand forecasts.

(e) Based on Buyer’s review of Fixed Assets during the pre-Closing Period, following delivery of the Section 2.1 Schedules, the Parties shall mutually agree on an amended and restated Schedule 2.1(a)(ii) which shall constitute the definitive Schedule 2.1(a)(ii) for purposes of Section 2.1.

(f) Between the date hereof and November 9, 2004, the Buyer shall have the opportunity to review and edit Schedule 2.1(a)(iii) as delivered on the date hereof; provided, however, the Buyer may not delete the following Assumed Contracts set forth on such Schedule 2.1(a)(iii): (i) the Assumed Contracts set forth on Schedule 7.2 and the [  *    ] Contract; and (ii) Assumed Contracts related exclusively to the Business, unless the obligations the Buying Entities would be required to assume under such Assumed Contract would, in Buyer’s good faith determination, likely result in a material breach of performance by, or other material penalty assessed against, the Buying Entities.

2.2 Assumption of and Retention of Liabilities.

(a) In connection with the sale of the Purchased Assets pursuant to this Agreement, at Closing, the Buyer shall cause certain designated Buying Entities to assume, and agree to pay, perform and discharge when due, the following, and only the following, Liabilities of the Seller and its Subsidiaries, as the same shall exist on the Closing Date (the “Assumed Liabilities”):

(i) all Liabilities to the extent they accrue and arise out of ownership, use and operation of the Purchased Assets or the sale or manufacture of the Products by the Buyer Parent and its Subsidiaries after the Closing Date, and for avoidance of doubt, accrual for Tax Liabilities shall be accrual under GAAP;

*

Confidential Treatment Requested

(ii) the limited Employee Assumed Liabilities as defined and set forth in Section 6.8 and all Liabilities relating to the employment of the Transferred Employees by the Buyer Parent and its Subsidiaries;

(iii) (x) except as set forth in Section 6.15, the warranty, support, repair, return and upgrade Liabilities of the Products sold prior to or on the Closing Date and (y) the warranty, support, repair, return and upgrade Liabilities of the Products sold after the Closing Date;

(iv) the Liabilities of the Seller and its Subsidiaries under the Assumed Contracts, but only to the extent such Liabilities (A) do not arise from or relate to any pre-Closing breach, violation or default by the Seller and its Subsidiaries of any provision of any of the Assumed Contracts, (B) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach, violation or default of Assumed Contracts, and (C) are ascertainable (in nature and form) solely by reference to the express terms of the Assumed Contracts;

(v) except for Liabilities that are not assumed under Assumed Contracts in (iv) above, the Liabilities under the [  *    ] Agreement to the extent they relate exclusively to the Business, including amortization per unit for the [    *    ] clean room while Buying Entities use such clean room, and are reflected in the agreement to be negotiated in accordance with Section 6.14 of this Agreement between the Buying Entities and [  *  ]; and

(vi) any replacement costs for warranty, support, repair, return and upgrade obligations (a “Warranty Obligation”) of Products sold prior to or on the Closing Date, up to $150,000.00.

(b) Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the Assumed Liabilities shall not include, and the Buyer and its Subsidiaries shall not be required to assume or to perform or discharge any Liabilities of the Seller and its Subsidiaries not included as an Assumed Liability, including, but not limited to, the following all of which shall be retained by the Seller and its Subsidiaries following the Closing (“Retained Liabilities”):

(i) other than as specifically set forth in Sections 2.2(a)(iii) and 2.2(a)(iv), all Liabilities to the extent they accrue and arise out of ownership, use and operation of the Purchased Assets or the manufacture or sale of Products on or prior to the Closing Date, and for avoidance of doubt, accrual for Tax Liabilities shall be accrual under GAAP;

(ii) any Liability of any stockholders of the Seller;

*

Confidential Treatment Requested

(iii) any pre-payment penalties, premiums on debt, and any other Liability of the Seller and its Subsidiaries arising out of or relating to the execution, delivery or performance of any of the Transaction Agreements;

(iv) any Liability of the Seller and its Subsidiaries for any fees, costs or expenses of the type referred to in Section 11.1 of this Agreement;

(v) any Liability of the Seller and its Subsidiaries arising from or relating to any action taken by the Seller and its Subsidiaries at any time after the Closing Date;

(vi) any Liability of the Seller and its Subsidiaries arising from or relating to any claim or Proceeding against the Seller and its Subsidiaries (other than claims or Proceedings arising and accruing post-Closing out of the Assumed Liabilities);

(vii) other than as set forth in Section 3.3, any Liability of the Seller and its Subsidiaries for the payment of any Tax (other than Taxes accruing and related to the ownership, use or operation of the Purchased Assets by the Buyer Parent and its Subsidiaries solely after the Closing Date);

(viii) other than as set forth in Section 2.2(a)(ii), any Liability of the Seller and its Subsidiaries (a) to any employee or former employee of the Seller and its Subsidiaries under or with respect to any Benefit Plan or for severance pay, (b) under any Benefit Plan, including, without limitation, all contributions and insurance premiums relating thereto and any Liability under Title IV of ERISA or foreign equivalent, or (c) arising from any employee’s employment with the Seller and its Subsidiaries prior to the Closing Date;

(ix) all Warranty Obligations of Products sold prior to or on the Closing Date in excess of $150,000.00;

(x) the Liabilities under the [  *  ] Agreement, except Liabilities to the extent they relate exclusively to the Business, including amortization per unit for the [  * ] clean room while Buying Entities use such clean room, and are reflected in the agreement to be negotiated in accordance with Section 6.14 of this Agreement between the Buying Entities and [  *    ]; provided, in any event, Seller retains all Liability for amortization per unit for the [  *    ] clean room upon and after Buying Entities’ discontinued use of such clean room; and

(xi) any other Liability that is not referred to specifically in Section 2.2(a).

3. PURCHASE PRICE; CLOSING; DELIVERY

3.1 Purchase Price. As consideration for the Purchased Assets, the Buyer shall, and/or shall cause the relevant Buying Entities to, (a) assume the Assumed Liabilities, and (b) pay to the Seller the aggregate purchase price of (i) $12,000,000.00 plus (ii) the Net Book Value of the

*

Purchased Inventory and Fixed Assets at the Closing Date, subject to adjustments set forth in Section 3.2 (the “Purchase Price”). The Purchase Price shall be allocated among the Purchased Assets in accordance with Section 3.5 and shall be payable as follows:

(a) Within fifteen (15) calendar days following the end of each of the twelve (12) fiscal quarters of the Buyer Parent following the Closing Date, the Buying Entities designated by Buyer will pay to the Seller, in cash or by wire transfer, $1,000,000.00, as may be adjusted pursuant to Section 3.2(d).

(b) At the Closing, the Buyer shall pay, or shall cause its designated Buying Entities to pay, to Seller (where it is acting as Seller) and otherwise as agent for each of the relevant other Selling Entities, in cash or by wire transfer, a total of the estimated Net Book Value of the Fixed Assets as of the last day of the month immediately preceding the Closing Date as provided by the Seller to the Buyer four (4) business days prior to the Closing and as calculated in accordance with Section 3.2(a) (“Estimated Fixed Assets Value”).

(c) Within fifteen (15) calendar days following the end of each fiscal quarter following the Closing, the Buying Entities designated by Buyer shall pay to the Seller or the Selling Entities designated by Seller, in cash or by wire transfer, an amount equal to the Net Book Value of the Purchased Inventory measured as of the Closing Date in accordance with Section 3.2(a) (“Closing Date Inventory Amount”) that is sold by the Buying Entities’ to its customers or otherwise used by the Buying Entities during such fiscal quarter, as may be adjusted pursuant to Section 3.2(d).; provided, however, any portion of the Closing Date Inventory Amount that has not been paid by the Buying Entities prior to December 31, 2005, shall be fully payable on December 31, 2005. Until the Closing Statement is finally determined in accordance with Section 3.2(a), any payments due hereunder shall be made based on the estimated Net Book Value of Purchased Inventory as of the last day of the month immediately preceding the Closing Date as provided by the Seller to the Buyer four (4) business days prior to the Closing and as calculated in accordance with Section 3.2(a) and any resulting adjustments shall be made in the next quarter payment after the final determination of the Net Book Value of Purchased Inventory in accordance with Section 3.2(a).

3.2 Adjustment Based on Closing Date Audit.

(a) Within thirty (30) days following Closing, a Representative of the Buyer and a Representative of the Seller shall calculate the amount of the Net Book Value of the Purchased Inventory and the Fixed Assets as of the Closing which shall be prepared in accordance with GAAP and on a basis consistent with the Net Book Value of Purchased Inventory and Fixed Assets as of the last day of the month immediately preceding the Closing Date (the “Closing Statement”). Promptly after completing the Closing Statement, the Representatives shall deliver the Closing Statement to the Parties for their review and approval within seven (7) days of delivery. If either Party does not provide written notice of any objection to the Closing Statement within such 7-day period, such Party shall be deemed to accept the Closing Statement. If the Representatives (during their 30-day period) or Parties (within their 7-day period) have provided a written objection or otherwise do not agree on the Closing Statement, the Parties shall attempt to resolve their differences with respect thereto within thirty

(30) days after either Party provides written notice of their disagreement. Any disputes not resolved within such thirty (30) day period regarding the Closing Statement shall be resolved by a major accounting firm jointly selected by Seller and Buyer and with no prior or current service to either Buyer or Seller (the “Firm”). The Firm shall make a determination in accordance with this Agreement on the disputes so submitted as well as such modifications, if any, to the Closing Statement as reflect such determination, and the same shall be conclusive and binding upon the Parties. The determination of the Firm for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed by the Parties for that particular item in the Closing Statement. The Seller shall bear and pay 50% of the fees and other amounts payable in connection with the foregoing, and the Buyer shall bear and pay the remaining 50% of such fees and other amounts. Notwithstanding anything in the foregoing, the Net Book Value of the Inventory set forth on the Updated Schedule 2.1(a)(i) as set forth on such schedule shall be binding and shall not be subject to adjustment.

(b) If the Net Book Value of the Fixed Assets on the Closing Statement (“Actual Fixed Assets Value”) is less than the Estimated Fixed Assets Value, then, within ten (10) days after the final determination of the Closing Statement, the Seller shall pay to the Buying Entities designated by Buyer, in cash or by wire transfer, the amount by which the Estimated Fixed Assets Value exceeds the Actual Fixed Assets Value. If the Actual Fixed Assets Value is greater than the Estimated Fixed Assets Value, then, within ten (10) days after the final determination of the Closing Statement, the Buying Entities designated by Buyer shall pay to the Seller, in cash or by wire transfer, the amount by which the Actual Fixed Assets Value exceeds the Estimated Actual Fixed Assets Value.

(c) The Net Book Value of the Purchased Inventory on the Closing Statement shall be the Closing Date Inventory Amount.

(d) Notwithstanding anything to the contrary herein, in the event that the aggregate cost of the Purchased Inventory as reflected on the definitive Schedule 2.1(a)(i) exceeds the aggregate market value of such Purchased Inventory as of the Closing Date by $2,000,000 or more, Seller shall pay to Buyer such excess amount, or at the Buying Entities election, the Buying Entities may make deduction of such excess amount against the amount payable by Buying Entities under pursuant Section 3.1(a) and Section 3.1(c). Within thirty (30) days after the Closing, the Buyer shall provide the Seller a statement setting forth the market value of each item of the Inventory on the definitive Schedule 2.1(a)(i) (“Market Value Statement”). If the Seller does not provide written notice of any objection to the Market Value Statement within ten (10) days, Seller shall be deemed to accept the Market Value Statement. If the Seller provides a written objection to the Market Value Statement, the Parties shall attempt to resolve their differences with respect thereto within thirty (30) days after Seller provides written notice of its disagreement. Any disputes not resolved within such thirty (30) day period regarding the Market Value Statement shall be determined in accordance with Section 11.4.

Confidential Treatment Requested

3.3 Contingent Consideration. In addition to the Purchase Price, the Selling Entities shall be eligible for, and if certain thresholds are satisfied, the Buyer shall cause the applicable Buying Entities to pay contingent consideration (“Contingent Consideration”) up to a maximum of $13,000,000.00, as follows:

(a) For purposes of the Contingent Consideration calculations, revenue shall be based on GAAP and shall include the revenue of Buyer’s Parent and its consolidated Affiliates from its camera module business, which shall include revenue attributable to the Purchased Assets following Closing as calculated on GAAP (“Combined CM Business Revenue”). The Combined CM Business Revenue shall be calculated each year over a three-year period following Closing. “Year 1” shall be the Closing Date through October 31, 2005, with any Year 1 payment earned being due and payable by within 15 days of the final determination of the Year 1 Contingent Consideration pursuant to Section 3.3(e). “Year 2” shall be November 1, 2005 through October 31, 2006, with any Year 2 payment earned being due and payable within 15 days of the final determination of the Year 2 Contingent Consideration pursuant to Section 3.3(e). “Year 3 shall be November 1, 2006 through October 31, 2007, with any Year 3 payment earned being due and payable within 15 days of the final determination of the Year 3 Contingent Consideration pursuant to Section 3.3(e).

(b) The “Year 1 Contingent Consideration” shall be determined in the following manner:

(i) If the Combined CM Business Revenue for Year 1 is greater than [ *  ] (“Year 1 Base Threshold”), then the Buying Entities designated by Buyer shall pay three percent (3%) of the Combined CM Business Revenue that exceeds [  *  ] but only up to a maximum payment of $3 million (“Maximum Year 1 Base Contingent Consideration”).

(ii) In year 1, if the Combined CM Business Revenue is greater than [ *    ] (“Year 1 Stretch Threshold”), then in addition to the payment in (i) above, the Buying Entities designated by Buyer shall pay two percent (2%) of the Combined CM Business Revenue that exceeds [  *    ] but only up to a maximum payment of $2 million (“Maximum Year 1 Stretch Contingent Consideration”).

(iii) If the Year 1 Base Threshold is not met in Year 1, no Contingent Consideration will be earned in Year 1. The amount by which the actual Year 1 revenue is less than the Year 1 Base Threshold shall be referred to as the “Year 1 Deficit Amount.”

(c) The “Year 2 Contingent Consideration” shall be determined in the following manner:

(i) If the Combined CM Business Revenue for Year 2 is equal to or greater than [    *    ] (“Year 2 Base Threshold”), then the Buying Entities shall pay $3 million (“Maximum Year 2 Base Contingent Consideration”).

(ii) If the Year 1 Base Threshold is met in Year 1 and the Year 2 Base Threshold was met, then the Buying Entities designated by Buyer shall pay 1.43% of the Combined CM Business Revenue that exceeds [        *    ] but only up to a maximum payment of $2 million (“Maximum Year 2 Stretch Contingent Consideration”).

*

Confidential Treatment Requested

(iii) If the Year 1 Base Threshold is not met in Year 1, then 50% of the Year 1 Deficit Amount (“Year 2 Additional Amount”) shall be added to the Year 2 Base Threshold to total the “Year 2 Adjusted Base Revenue Threshold.” If in Year 2, the Year 2 Base Threshold is met, then the Buying Entities designated by Buyer shall pay an amount equal to the lesser of (x) $1.5 million and (y) $1.5 million multiplied by (A) the Combined CM Business Revenue less Year 2 Base Threshold divided by (B) Year 2 Additional Amount. If in Year 2, the Year 2 Adjusted Base Revenue Threshold is met, then the Buying Entities designated by Buyer shall pay an amount equal to the lesser of (a) $2.0 million and (b) $2.0 million multiplied by (1) the Combined CM Business Revenue less Year 2 Adjusted Base Revenue Threshold divided by (2) [  *    ] less Year 2 Adjusted Base Revenue Threshold.

(d) The “Year 3 Contingent Consideration” shall be determined in the following manner:

(i) If the Combined CM Business Revenue for Year 3 is equal to or greater than [  *    ] (“Year 3 Base Threshold”), then the Buying Entities designated by Buyer shall pay $2 million (“Maximum Year 3 Base Contingent Consideration”).

(ii) If Year 1 Base Threshold is met and the Year 3 Base Threshold was met, then Buying Entities designated by Buyer shall pay 0.53% of the Combined CM Business Revenue that exceeds [    *    ] but only up to a maximum payment of $1 million (“Maximum Year 3 Stretch Contingent Consideration”).

(iii) If the Year 1 Base Threshold is not met in Year 1, then 50% of the Year 1 Deficit Amount (“Year 3 Additional Amount”) shall be added to the Year 3 Base Threshold to total the “Year 3 Adjusted Base Revenue Threshold.” If in Year 3, the Year 3 Base Threshold is met, then the Buying Entities designated by Buyer shall pay an amount equal to the lesser of (x) $1.5 million and (y) $1.5 million multiplied by (A) the Combined CM Business Revenue less Year 3 Base Threshold divided by (B) Year 3 Additional Amount. If in Year 3, the Year 3 Adjusted Base Revenue Threshold is met, then the Buying Entities designated by Buyer shall pay an amount equal to the lesser of (a) $1.0 million and (b) $1.0 million multiplied by (1) the Combined CM Business Revenue less Year 3 Adjusted Base Revenue Threshold divided by (2) [  *    ] less Year 3 Adjusted Base Revenue Threshold.

(e) Review. Within ninety (90) days following the end of each year, Buyer shall deliver to the Seller a statement setting forth Combined CM Business Revenue for such year and the calculation of the Contingent Consideration for such year (the “Contingent Consideration Statement”). If the Seller does not provide written notice of any objection to the Contingent Consideration Statement within thirty (30) days, Seller shall be deemed to accept the Contingent Consideration Statement. If the Seller provides a written objection to the Contingent Consideration Statement, the Parties shall attempt to resolve their differences with respect thereto within thirty (30) days after Seller provides written notice of its disagreement. Any disputes not resolved within such thirty (30) day period regarding the Contingent Consideration Statement shall be resolved by the Firm. The Firm shall make a determination in accordance with this

*

Agreement on the disputes so submitted as well as such modifications, if any, to the Contingent Consideration Statement as reflect such determination, and the same shall be conclusive and binding upon the Parties. The Seller shall bear and pay 50% of the fees and other amounts payable in connection with the foregoing, and the Buyer shall bear and pay the remaining 50% of such fees and other amounts. During the review process, the Buyer shall, and shall cause its Affiliates to: (i) provide commercially reasonable efforts to provide the Seller and its Representatives with reasonable access, during normal business hours and upon reasonable advance notice, to the books and records necessary or useful in reviewing the Contingent Consideration Statement and (ii) reasonably cooperate with Seller and its Representatives, including by providing on a timely basis all information necessary or useful in reviewing the Contingent Consideration Statement.

(f) Buyer agrees that Buyer Parent and its Subsidiaries shall use commercially reasonable efforts in accordance with its normal and ordinary course business practices to achieve maximum Combined CM Business Revenue.

3.4 Sales Taxes; VAT. The Selling Entities shall bear and pay, and the Buying Entities shall reimburse the Selling Entities for fifty percent of any Taxes, documentary charges, recording fees or charges, fees or expenses (the “Transaction Taxes”) that result from the transfer of assets located in the United States. The Buying Entities shall bear and pay all Transaction Taxes that result from transfers of assets located outside the United States unless such Transaction Taxes are not recoverable by the Buying Entities in which case, Selling Entity shall reimburse Buying Entity for 50% of any such non-recoverable Transaction Taxes. The Buying Entities and the Selling Entities shall work together to minimize Transaction Taxes, including non-recoverable Transaction Taxes.

3.5 Allocation. At or prior to the Closing, the Buyer and the Seller shall mutually agree upon a statement setting forth the determination of the manner in which the consideration referred to in Section 3.1 is to be allocated among the Purchased Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Seller for all purposes. The Seller shall not, and shall cause its Subsidiaries not to, file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

3.6 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. on the date on which all of the conditions specified in Article 7 and Article 8 have been satisfied or waived by the applicable Party, and shall occur at the offices of Agilent Technologies, Inc. located at 395 Page Mill Road, Palo Alto, California, or at such other time or places as the Parties may mutually agree (such date is hereinafter referred to as the “Closing Date”).

(b) At the Closing:

(i) the Selling Entities designated by Seller shall execute and deliver to the Buying Entities designated by Buyer such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Buying Entities or their counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Buying Entities good and valid title to the Purchased Assets free of any Encumbrances and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall be in a form satisfactory to both Buyer and Seller (the “Local Asset Transfer Agreement”), with only such deviations therefrom as are required by local law, and shall be executed no later than at or as of the Closing;

(ii) Seller shall deliver to the Buying Entities the original of each of the Assumed Contracts (or counterpart, as appropriate) (other than purchase orders) or copies thereof where originals are not available as duly signed or executed by or behalf of the relevant Selling Entity; and

(iii) the Buying Entities designated by Buyer shall pay to the Selling Entities designated by Seller an amount equal to the Estimated Fixed Assets Value in cash or by wire transfer as contemplated by Section 3.1.

(c) At Closing, the Parties shall have executed and delivered the Transaction Agreements (other than this Agreement) to which they are a party.

3.7 Currency. All payments made hereunder shall be calculated and made in US dollars.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLING ENTITIES

Except as specifically set forth in the disclosure schedules attached hereto (each, a “Schedule” and collectively, the “Disclosure Schedule”), which are numbered to correspond to the Section numbers of this Agreement; provided however, that any matter disclosed in one section or subsection of the Disclosure Schedule shall be deemed disclosed for purposes of the other sections or subsections of the Disclosure Schedule (and shall be deemed to modify the representations and warranties related thereto) if it is reasonably apparent from the text of such disclosure that such matter falls within the scope of such section or subsection, the Seller hereby represents and warrants to the Buyer as follows:

4.1 Organization, Good Standing and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the other Selling Entities is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Selling Entities is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Seller. The Selling Entities have never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than those set forth on Schedule 4.1.

4.2 Authorization. All corporate action on the part of each Selling Entity, its officers, directors and the Stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements, and the performance of all obligations of each Selling Entity hereunder and thereunder, has been taken or with respect to the Transaction Agreements, will be taken prior to the execution thereof. This Agreement constitutes, and each Transaction Agreement will constitute, when executed and delivered as provided in this Agreement, the valid and legally binding obligations of each Selling Entity (to the extent such Selling Entity is a party thereto), enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Consents. No Consent, notice, registration, qualification, designation, declaration or filing to or with any third party or any Governmental Body on the part of any Selling Entity is required in connection with the consummation of the Transactions, except for (a) those listed on Schedule 4.3, (b) that of each Selling Entity’s board of directors and stockholders, and (c) any required filings under any applicable foreign antitrust, fair trade or other similar laws and the expiration or termination of waiting periods thereunder.

4.4 Litigation. Except as set forth on Schedule 4.4, there is no pending Proceeding, and, to the Knowledge of the Seller, no Person has threatened to commence any Proceeding: (i) that involves any of the Purchased Assets, Agilent Intellectual Property or the Business; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. There is no Order to which any of the Purchased Assets or the Business is subject. The Seller has not received any notice of any proposed Order that, if issued or otherwise put into effect, (i) would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

4.5 Intellectual Property.

(a) Except as set forth on Schedule 4.5(a), to the Knowledge of the Seller, the Business as currently operated by the Seller and its Subsidiaries, the Products and the Agilent Intellectual Property are not infringing, misappropriating or making any unlawful use of, and the Business as currently operated by the Seller and its Subsidiaries, the Products and the Agilent Intellectual Property have not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Intellectual Property owned or used by any other Person. The Selling Entities have not received any written indication that any other Person is infringing, misappropriating or making any unlawful use of any Agilent Intellectual Property.

(b) The Seller and/or one of its Subsidiaries is the owner of all right, title, and interest in and to each of the Agilent Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances), equities and other adverse claims, and has the right to use all of the Agilent Intellectual Property.

(c) Schedule 4.5(c) contains a complete and accurate list of all patents and patent applications included in the Agilent Intellectual Property (“Patents”). One or more of the Seller and its Subsidiaries is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances, and other adverse claims. All of the issued Patents are currently in compliance with Laws (including payment of filing, examination, and maintenance fees and proofs of working or use) and have been properly maintained. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.

(d) Schedule 4.5(d) contains a complete and accurate list and summary description of all registered copyrights and copyright applications included in the Agilent Intellectual Property (“Copyrights”). The Seller and/or one of its Subsidiaries is the owner of all right, title, and interest in and to each of the copyrights and copyright applications included in the Agilent Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances) and other adverse claims. All of the registered Copyrights are currently in compliance with Laws and have been properly maintained.

(e) The documentation relating to each trade secret included in the Agilent Intellectual Property (“Trade Secret”) is current, accurate, and reasonably sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. The Seller and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets. The Seller and/or one of its Subsidiaries has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Seller, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of its Subsidiaries) or to the detriment of the Seller and its Subsidiaries. To the Knowledge of the Seller, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way. Each employee or consultant of each Selling Entity signs proprietary information agreements to protect the Trade Secrets.

4.6 Non-Contravention. Except as set forth in Schedule 4.6, neither the execution and delivery of this Agreement or the other Transaction Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which any Selling Entity, the Business or the Purchased Assets are subject; (b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is included in the Purchased Assets or the Business, except for such contravention, conflict, or violation that does not have a Material Adverse Effect on Seller; (c) contravene or conflict with the articles of incorporation, by-laws or other constitutive documents of any Selling Entity; (d) materially contravene, materially conflict with or result in a material violation or material breach of, or result in a material default under, any provision of any Assumed Contract; (e) give any Person the right to

(i) declare a material default or exercise any material remedy under any Assumed Contracts, (ii) accelerate the maturity or performance of any Assumed Contract, or (iii) cancel, terminate or materially modify any Assumed Contract; or (f) result in the imposition or creation of any Encumbrance, other than Permitted Encumbrances, upon or with respect to any of the Purchased Assets.

4.7 Contracts; Action.

(a) Schedule 4.7(a) identifies each Assumed Contract, other than purchase orders, that contemplates or involves: (A) the payment or receipt of cash or other consideration in an amount or having a value in excess of $50,000, (B) indebtedness for borrowed money or Encumbrance of Purchased Assets other than Permitted Encumbrances, (C) guarantee of any obligation for borrowed money or otherwise, (D) lending or investing of funds, (E) lease of any real property, (F) any agreement with any material customer or supplier of the Business or (G) prohibition of a Selling Entity from freely engaging in business anywhere in the world (collectively, the “Material Contracts”).

(b) Each Assumed Contract is valid and in full force and effect, and is enforceable by the applicable Selling Entity in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Except as set forth on Schedule 4.7(c), (i) no Selling Entity has violated or breached, or is in default under, or has received notice that it has breached, violated or defaulted under, any Material Contract and, to the Knowledge of the Seller, no third party has violated or breached, or declared or committed any default under, any Material Contract, (ii) to the Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that would reasonably be expected (with or without notice or lapse of time) to result in a violation or breach of any of the provisions of any Material Contract, or to give any Person the right to declare a default or exercise any remedy in respect of a default, accelerate the maturity or performance, or cancel, terminate or modify any right under any Material Contract.

(d) No Assumed Contract prohibits a Selling Entity from freely engaging in the Business anywhere in the world.

(e) No Selling Entity has waived any of its material rights under any Material Contract on Seller.

(f) No Person is renegotiating any material amount paid or payable to the Selling Entities under any Assumed Contract or any other material term or provision of any Assumed Contract.

4.8 Related-Party Transactions. The Assumed Contracts do not include any agreements, understandings or proposed transactions between any Selling Entity and any of their Affiliates.

4.9 Tax Matters. All Taxes required to have been withheld or paid, and Tax Returns filed, by the Seller or any of its Subsidiaries with respect to the Purchased Assets and the Business have been timely paid (or withheld and paid) or extensions for payment have been properly obtained. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the Purchased Assets. None of the Purchased Assets to be transferred by the Selling Entities is a “United States real property interest,” within the meaning of Section 897(c) of the Code.

4.10 Governmental Authorizations. Each Selling Entity has all Governmental Authorizations necessary for the conduct of the Business, the lack of which could reasonably be expected to have a Material Adverse Effect on Seller. No Selling Entity is in default in any material respect under any of such Governmental Authorization.

4.11 Corporate Documents. The certificate or articles of incorporation and bylaws and equivalent charter documents of each Selling Entity are in the form previously provided to counsel for the Buying Entities.

4.12 Inventory. The Net Book Value of the Inventory set forth on Original Schedule 2.1(a)(i) is accurate as of the date hereof. All of the Selling Entities’ Purchased Inventory set forth on Original Schedule 2.1(a)(i) is saleable as of the date hereof. All of Selling Entities Purchased Inventory is free of any material defect or deficiency.

4.13 Title to Property and Assets. The Selling Entities own, and have good, valid and marketable title to, all Purchased Assets free and clear of all Encumbrances (except Permitted Encumbrances). The Fixed Assets are in good operating condition and repair, ordinary wear and tear excepted, and are free of any material defects. Schedule 4.13 set forth the location of all Fixed Assets. The Fixed Assets are used in the Business.

4.14 Employment Matters.

(a) When delivered pursuant to Section 6.8, the Employee List will be accurate.

(b) No Selling Entity is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union relating to the Identified Employees, and no labor union has requested or, to Seller’s Knowledge, has sought to represent any of the Identified Employees. There is no strike or other labor dispute involving any Selling Entity pending, or to the Seller’s Knowledge, threatened, that could have a Material Adverse Effect, nor is Seller aware of any labor organization activity involving the Identified Employees. To the Knowledge of the Seller, no Identified Employee intends to terminate his or her employment with Seller or any of its Subsidiaries, nor does Seller or any of its Subsidiaries have a present intention to terminate any Identified Employee. Each Selling Entity has complied in all material respects with all applicable Laws related to employment of the Identified Employees. The employment of each Identified Employee who is employed in the United States by the Selling Entities is “at will.”

4.15 Compliance With Laws. Except as set forth in Schedule 4.15: (a) each Selling Entity is in compliance in all material respects with each Law that is applicable to the ownership or use of any of the Purchased Assets and operation of the Business; and (b) no Selling Entity has received any notice or other communication (in writing or otherwise) pending from any Governmental Body or any other Person regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law that is applicable to the ownership or use of any of the Purchased Assets or operation of the Business.

4.16 Sale of Products; Warranties. None of the Products is subject to any guaranty, warranty or other indemnity of a Selling Entity materially beyond the applicable standard terms and conditions of sales agreements or license agreements to which it is a party. Each Product that has been sold by the Selling Entities to any Person and for which any warranty obligations are being assumed by Buyer pursuant to Section 2.2(a)(iii), conformed and complied in all material respects with any applicable specifications which were in effect at the time such Product was sold and did not contain any defects in materials or workmanship. No Product has been the subject of any recall or other similar action, and to the Knowledge of Seller, there is no reasonable basis for the same.

4.17 Certain Payments. With respect to the Business or the Purchased Assets, neither the Selling Entities, nor to the Knowledge of the Seller, any director, officer, agent, or employee thereof, or any other Person associated with or acting for or on behalf of any Selling Entity, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Selling Entity or any Affiliate of any Selling Entity, or (iv) in violation of any Law.

4.18 Finders and Brokers. The Selling Entities have not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

5.1 Organization, Good Standing and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Mauritius. Each of the other Selling Entities is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Buying Entity is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Buyer.

5.2 Authorization. All corporate action on the part of each Buying Entity, its officers and directors necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements, and the performance of all obligations of each Buying Entity hereunder and thereunder, has been taken. This Agreement constitutes, and when executed and delivered as provided in this Agreement, each Transaction Agreement (to which a Buying Entity is a party) will constitute, the valid and legally binding obligation of such Buying Entity, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3 Consents. No Consent, notice, registration, qualification, designation, declaration or filing to or with any third party or any Governmental Body on the part of any Buying Entity is required in connection with the consummation of the Transactions, except for (a) those listed on Schedule 5.3, (b) that of each Buying Entity’s board of directors, (c) any required filings under any applicable foreign antitrust, fair trade or other similar laws and the expiration or termination of waiting periods thereunder and (d) those the failure to obtain or file would not have a Material Adverse Effect on Buyer.

5.4 Litigation. There is no pending Proceeding, and, to the knowledge of the Buyer, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. The Buyer Parent and its Subsidiaries have not received any notice of any proposed Order that, if issued or otherwise put into effect, may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

5.5 Non-Contravention. Neither the execution and delivery of this Agreement or the other Transaction Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene or conflict with the articles of incorporation, by-laws or other constitutive documents of any Buying Entity.

5.6 Finders and Brokers. The Buying Entities have not agreed and will not become obligated to pay, or has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’ s fee or similar commission or fee in connection with any of the Transactions.

6. COVENANTS OF THE SELLER AND THE BUYER

6.1 Access and Investigation. During the Pre-Closing Period, the Seller shall use commercially reasonable efforts to provide the Buying Entities and their Representatives with reasonable access, during normal business hours and upon reasonable advance notice, to all existing books, records, Tax Returns, work papers and other documents and information relating to the Purchased Assets and Business, as well as permit Buyer to have conversations with the customers of the Business and the Identified Employees so long as such conversations have been specifically coordinated by the Seller and the Seller is permitted to attend all meetings or other conversations with such customers and Identified Employees.

6.2 Operation of Business. During the Pre-Closing Period, except for actions taken in furtherance of the Transaction Agreements or as otherwise requested and reasonably consented to in writing in advance by the Buyer, the Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to:

(a) conduct the Business in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b) maintain with respect to the Business, their relations and good will with all suppliers, customers and creditors of the Business, the Identified Employees and other Persons having business relationships with the Business;

(c) not make any capital expenditure that would become a Purchased Asset, except for capital expenditures that are made in the Ordinary Course of Business, and that, when added to all other capital expenditures made on behalf of the Seller and its Subsidiaries during the Pre-Closing Period, do not exceed $250,000 in the aggregate;

(d) not permit any of the Purchased Assets to become bound by any Encumbrance, except Permitted Encumbrances, or become bound by a Contract that would become an Assumed Contract other than purchase orders entered into in the Ordinary Course of Business; and

(e) not agree, commit or offer (in writing or otherwise), and not attempt, to take any of the actions described in clauses (a)-(d) of this Section 6.2.

6.3 Filings and Consents. The Parties shall use commercially reasonable efforts to ensure that:

(a) each filing or notice required to be made or given (pursuant to any applicable Law, Order or Assumed Contract, or otherwise, including any filing or notice required under any applicable antitrust Law) by any such Party in connection with the execution and delivery of this Agreement or any of the other Transaction Agreements or in connection with the consummation or performance of any of the transactions contemplated herein or therein is made or given as soon as possible after the date of this Agreement;

(b) each Consent required to be obtained (pursuant to any applicable Law, Order or Assumed Contract, or otherwise) by each such Party in connection with the execution and delivery of this Agreement or any of the Transaction Agreements or in connection with the consummation or performance of any of the transactions contemplated herein or therein is obtained as soon as practicable after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) a copy of each filing made, each notice given and each Consent obtained by such Party during the Pre-Closing Period is promptly made available to the other Parties; and

(d) during the Pre-Closing Period, their respective Representatives cooperate with the other Parties, and prepare and make available such documents and take such other actions as the other Parties may request in good faith, in connection with any filing, notice or Consent that the other Parties are required or elect to make, give or obtain.

6.4 Notification.

(a) During the Pre-Closing Period, the Seller shall promptly notify the Buyer, and the Buyer shall promptly notify the Seller, in writing of:

(i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by any Party in this Agreement such that the conditions set forth in Sections 7.1 or 8.1, as applicable, would not be satisfied as of the time of such breach;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by a party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement such that the conditions set forth in Sections 7.1 or 8.1, as applicable, would not be satisfied as of the time of such breach;

(iii) its or the other Selling Entities or the other Buying Entities, as the case may be, breach of any covenant or obligation set forth in this Agreement such that the conditions set forth in Section 7.2 or 8.3, as applicable, would not be satisfied as of the time of such breach; and

(iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 7 or Article 8 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to the Buyer an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Selling Entities in this Agreement, or (ii) determining whether any of the conditions set forth in Article 7 has been satisfied; provided, however, that they shall be deemed an amendment to the Disclosure Schedule for purposes of Article 9 hereof, if the Parties proceed to a Closing notwithstanding such supplement or amendment.

6.5 Commercially Reasonable Efforts. During the Pre-Closing Period, Selling Entities shall use their respective commercially reasonable efforts to cause the conditions set forth in Article 7, and Buying Entities shall use its commercially reasonable efforts to cause the conditions set forth in Article 8, to be satisfied on a timely basis, and not intentionally take any action that it actually knew would reasonably be expected to result in any of the representations and warranties made by Seller under this Agreement becoming untrue.

6.6 Confidentiality; No Shop. All Parties to this Agreement shall ensure that, during the Pre-Closing Period:

(a) Each Party and its respective Representatives and Affiliates complies with the Confidentiality Agreement, dated September 14, 2004, which shall continue in full force and effect in accordance with its terms; and

(b) From the date of this Agreement through the earlier of (i) the date that this Agreement is terminated or (ii) the Closing Date, the Seller shall not, and shall cause its Subsidiaries and their Representatives not to, directly or indirectly, encourage, solicit, engage in discussions with or provide any information to any person or group concerning any sale or other disposition of all or a material portion of the Purchased Assets other than inventory sales in the Ordinary Course of Business. The Seller shall promptly communicate to the Buyer any unsolicited offer or proposal concerning any such transaction that it and its Subsidiaries receive.

6.7 Bulk Transfer Laws. Each of the Parties agree to waive compliance by the other with the provisions of the bulk sales law of any jurisdiction.

6.8 Employees.

(a) Buyer and Seller acknowledge and agree that Buyer Parent and/or its Subsidiaries will, by November 9, 2004, make offers of employment to certain employees of the Business to be mutually identified by the Buyer and Seller, and ultimately selected by Buyer (the “Identified Employees”). Promptly after Buyer has selected the Identified Employees, to the extent permitted by applicable Laws (and where not so permitted, after consent for disclosure is solicited by Seller and received from Seller’s Identified Employee(s)), the Seller shall deliver to the Buyer a list (the “Employee List”) that will set forth, with respect to each Identified Employee: (i) the name and title of such employee; (ii) the aggregate dollar amounts (in the local currency for such employee) of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments) received by such employee from the Seller and its Subsidiaries as of September 30, 2004; (iii) such employee’s annualized compensation as of the date of this Agreement; (iv) the number of hours of sick-time which such employee has accrued as of the date hereof and the aggregate dollar amount thereof, if applicable; (v) the number of hours of vacation time which such employee has accrued as of the date hereof and the aggregate amount thereof; and (vi) the amount of severance that will be due and payable by the Selling Entities upon termination of the Identified Employees. The Buyer shall, and shall cause its relevant Affiliates to, offer employee benefits and base compensation that are substantially similar in the aggregate to those provided by the Seller and its relevant Subsidiaries to the extent that such employee benefits are not greater or more favorable than the Buyer’s and its relevant Affiliates’ current compensation and benefit package that is generally available for its similarly situated employees in the same geographic market, subject to any union or other Laws. The Buyer and its relevant Affiliates will not assume any options of the Seller, but may make option grants in accordance with the Buyer and its relevant Affiliates’ general policies and the terms of the Buyer and its relevant Affiliates’ equity incentive plan, including that the per share exercise price of the options will be equal to the fair market value of Buyer Parent’s ordinary shares on the Closing Date or the date the option is granted, whichever is later. The effective date for participation in the Buyer and its relevant Affiliates’ employee benefit plans shall be the Closing Date, or the earliest practicable date thereafter. Identified Employees of the Seller and its Subsidiaries who become employed by the Buyer Parent and/or its Subsidiaries in connection with this Transaction are referred to as “Transferred Employees.”

(b) Payment of Severance Pay. Each Selling Entity shall make payment in full to all Transferred Employees of all severance pay, bonuses, vacation pay, other accrued employment benefit payments on or before the due date for such payment under applicable Laws, and otherwise in a manner in accordance with applicable Laws. If Buyer Parent and/or any of its Subsidiaries are required to assume any of these amounts, such amount assumed shall be reimbursed by Seller or may be a Purchase Price adjustment or offset at Buyer’s election.

(c) Employee Liabilities. Except for Employee Assumed Liabilities (defined below), the Seller and its Subsidiaries shall be responsible for any Liabilities related to their employees that have accrued prior to the Closing Date, including, but not limited to, any Liabilities associated with the seniority of employees who will become Transferred Employees. For the avoidance of doubt, the Buyer Parent and its Subsidiaries shall not assume, and the Seller and its Subsidiaries shall retain as Liabilities any unpaid salary, accrued severance pay, allowances, bonuses and any other remuneration or monetary benefits, and any other obligations owed to the employees of the Seller and its Subsidiaries, arising from or in connection with their employment by the Seller and its Subsidiaries or any current or former Affiliate of the Seller and its Subsidiaries. The following liabilities with respect to the Transferred Employees will be considered “Employee Assumed Liabilities”: any pre-closing Liability relating to a Transferred Employee that the Buyer Parent and the relevant Subsidiary is required strictly by Law to assume (and not as a result of violation of Law or other contractual or Benefit Plan obligation by Seller). In addition, the Buyer Parent and its Subsidiaries will recognize the Transferred Employee’s term of service with the Seller and its Subsidiaries for the purpose of calculating the eligibility for short term disability benefits under Buyer Parent and its Subsidiaries’ employee Benefit Plans as well as vacation and paid time accrual.

(d) The Parties agree that nothing in this Agreement shall limit the Buying Entities’ ability to terminate the employment of any Transferred Employee; provided however that Buyer shall, and shall cause its Affiliates to, pay a severance payment, to any Transferred Employee whom Buyer or its Affiliates terminates without Cause prior to twelve (12) months from the Closing Date, in the amount of two (2) weeks of base salary per year of service, with a minimum payment of two (2) months of base salary and a maximum payment of six (6) months of base salary per employee (the “Minimum Severance Payment”). Years of service will be calculated based on the combination of Buyer Parent and its Subsidiaries and Seller and its Subsidiaries years of service. In the event that the applicable Buyer Parent and/or its Subsidiaries’ severance payment to the relevant Transferred Employee (which shall be at least as much as generally paid to similarly situated employees in the same geographic market, subject to any union or the Laws) is less than the Minimum Severance Amount, Seller promptly shall pay the deficiency within fifteen (15) days following written notice of such deficiency is provided by a Buying Entity.

(e) Nothing in this Section 6.8, express or implied, is intended to confer upon any Person, including without limitation any Identified Employee or Transferred Employee, other than the Parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.9 Communications Received After Closing. The Selling Entities authorize and empower Buying Entities on and after the Closing Date to receive and open all mail received by the Buying Entities relating to the Business or the Purchased Assets and to deal with the contents of such communications in any proper manner. Seller shall, and shall cause its Subsidiaries to, promptly deliver to the Buyer any mail or other communication received by them after the Closing Date pertaining to the Business or the Purchased Assets and any cash, checks or other instruments of payment to which the Buying Entities are entitled. Buyer shall, and shall cause its Affiliates and the Buyer Parent to, promptly deliver to Seller any mail or other communication received by it after the Closing Date pertaining to the assets and liabilities not transferred to the Buying Entities, and any cash, checks or other instruments of payment in respect thereof.

6.10 Asset Returns. In the event the Buying Entities receive any assets of the Seller and its Subsidiaries that are not intended to be transferred pursuant to the terms of this Agreement, whether or not related to the Business, Buyer agrees to, and shall cause the Buying Entities to promptly return such assets to Seller or its Subsidiaries at Seller’s direction and expense. In the event that, following the Closing, Seller receives or finds in its or its Subsidiaries’ possession any Purchased Assets that were intended to be, but were not, transferred pursuant to this Agreement at the Closing, Seller shall promptly notify Buyer to such effect and shall comply with its obligations in respect thereof.

6.11 Removal of Assets. The Purchased Assets shall be removed in accordance with the provisions of the Transition Services Agreement.

6.12 Consents. Except for Required Consents which shall not be subject to this Section 6.12 (unless Buyer waives Section 7.2 with respect to a Required Consent):

(a) To the extent that any Consents needed to assign to the Buying Entities any of the Purchased Assets have not been obtained on or prior to the Closing Date despite each Party’s commercially reasonable efforts to obtain such Consents pursuant to Section 6.3 of this Agreement, this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any Consents shall not be obtained on or prior to the Closing, then Seller and Buyer shall use their commercially reasonable efforts in good faith to obtain such Consent as promptly as practicable thereafter and if in the reasonable judgment of both Buyer and Seller such Consent may not be obtained, the parties shall use commercially reasonable efforts in good faith to cooperate, and to cause each of their respective Subsidiaries to cooperate, in any lawful arrangement designed to provide for the Buying Entities the benefits under any such Purchased Assets.

Confidential Treatment Requested

(b) If Seller requests, the Buyer shall, and shall cause its Affiliates to, sell Products to Seller or its Subsidiaries at Seller’s list price as of the Closing Date for the shortest period necessary after Closing to enable Seller or its Affiliates to meet its minimum obligations under any Contract or obligation of Seller which requires the delivery of Products but which has not yet been transferred to a Buying Entity despite each Party’s commercially reasonable efforts to obtain such Consents pursuant to Section 6.3 of this Agreement or terminated.

(c) Notwithstanding any other provision of this Agreement, Seller retains the right to terminate any Assumed Contract after Closing if such Contract cannot be transferred to the Buying Entities within a reasonable time frame despite each Party’s commercially reasonable efforts to obtain such Consents of the other parties thereto to transfer such Contract pursuant to Section 6.3 of the Agreement, taking into account the terms of such Contract (including automatic renewal provisions).

6.13 Supply Contracts. Prior to the Closing, the Buyer shall and shall cause its Buying Entities to use commercially reasonable efforts to negotiate in good faith to enter into supply agreements necessary for the Business with [    *    ] and [  *  ]; provided, that in the event that the Buying Entities are not able to reach agreement after good faith negotiations with such Persons, the Buyer and/or its Affiliates agree to negotiate in good faith with Seller for the supply of materials supplied currently by such Persons to the Business.

6.14 [  *  ] agreement. Prior to the Closing, the Buyer shall and shall cause its Buying Entities to use commercially reasonable effort to negotiate in good faith to enter into a manufacturing agreement with [    *    ] or one of its Affiliates, which agreement shall reflect the transfer and assumption of the certain rights and certain Liabilities as set forth in Section 2.1(a)(v) and Section 2.2(a)(v); provided, that in the event that the Buying Entities are not able to reach agreement after good faith negotiations with [*    ], the Buyer and/or its Affiliates agree to negotiate in good faith with Seller for such manufacturing currently provided by [    * ] to the Business.

6.15 Warranty and Return Liabilities.

(a) In the event that any Buying Entity incurs Warranty Obligations of Products sold prior to or on the Closing Date in excess of $150,000, in accordance with Section 2.2(b)(ix), Seller shall be responsible for such Warranty Obligations.

(b) The Buying Entity shall provide written notice to the Selling Entities setting forth in reasonable detail the nature of and the replacement costs incurred for any of the Selling Entities Warranty Obligation under Section 2.2(b)(ix), and Selling Entities shall promptly reimburse for any such Warranty Obligations, unless such reimbursement is subject to dispute in accordance with the following sentence, then any reimbursement due following such dispute resolution shall be paid promptly after the dispute is finally resolved. If Selling Entities dispute the Warranty Obligations under such notice, and the disputes are not resolved within a thirty (30) day period, such disputes shall be resolved in accordance with Section 11.4. During the review process, the Buying Entity shall (i) use commercially reasonable efforts to provide the Seller and their Representatives with reasonable access, during normal business hours and upon reasonable

*

Confidential Treatment Requested

advance notice, to the books and records related to such Warranty Obligation and (ii) reasonably cooperate with Seller and its Representatives, including by providing on a timely basis all information necessary or useful within its control to such Warranty Obligation.

7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

The obligation of the Buyer hereunder to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions as of the Closing Date:

7.1 Representations and Warranties. The representations and warranties of the Seller contained in this Agreement which are qualified by materiality shall be true and correct on and as of the Closing Date, and the representations and warranties of the Seller contained in this Agreement which are not qualified by materiality shall be true and correct in all material respects on and as of the Closing Date, except for representations and warranties that are made only as of a specific date, which shall be true and correct as of such specified date.

7.2 Consents and Approvals. All required Consents to the assignment of the Assumed Contracts identified on Schedule 7.2 (“Required Consents”), and board of director and stockholder approvals, if necessary, of the Selling Entities shall have been obtained, and written evidence of the same shall be provided to Buyer.

7.3 Performance. The Selling Entities shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

7.4 No Material Adverse Change. There shall not have been a Material Adverse Effect on Seller, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, except to the extent resulting from: (i) any change resulting from the compliance with the terms and conditions of this Agreement or any of the Transaction Agreements, (ii) any change or effect that results or arises from the announcement or pendency of the transactions contemplated by this Agreement or any of the Transaction Agreements, or (iii) any change or effect that results or arises from changes generally affecting the United States or general worldwide economies or the camera module industry.

7.5 Execution of Transaction Agreements. Each Party to each of the Transaction Agreements shall have executed and delivered the same.

7.6 Antitrust Laws; Governmental Approvals. Any applicable waiting period under any applicable antitrust Laws shall have expired or terminated, and all Governmental Authorization required to consummate the Transaction shall have been received.

7.7 Identified Employees. [    *    ] percent ([*  ]%) of the Identified Employee shall have accepted an offer of employment from the applicable Buying Entities and shall have executed the Buying Entities standard proprietary information and inventions agreement.

*

Confidential Treatment Requested

7.8 Supply Contract. One or more Buying Entities shall have entered into supply agreements with [    *    ] and [    *    ] in accordance with Section 6.13 and a manufacturing agreement with [ *  ] in accordance with Section 6.14, or in either case, Seller.

7.9 Delivery of Legal Opinion. Buying Entities shall have received the legal opinion of Seller in a form reasonably acceptable to the Buyer.

7.10 Compliance Certificate. Seller shall have delivered to the Buyer a certificate, executed by an authorized person of Seller, dated as of the Closing Date certifying that each of the conditions set forth in Sections 7.1, 7.3 and 7.4 has been satisfied.

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

The obligation of the Seller hereunder to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions as of the Closing Date:

8.1 Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement which are qualified by materiality shall be true and correct on and as of the Closing Date, and the representations and warranties of the Buyer contained in this Agreement which are not qualified by materiality shall be true and correct in all material respects on and as of the Closing Date, except for representations and warranties that are made only as of a specific date, which shall be true and correct as of such specified date.

8.2 Purchase Price. The Buying Entities shall have delivered to the Selling Entities the Purchase Price as specified in Section 3.1.

8.3 Performance. The Buying Entities shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

8.4 Execution of Transaction Agreements. Each Party to the Transaction Agreements shall have executed and delivered the same.

8.5 Antitrust Laws. Any applicable waiting period under any applicable antitrust Laws shall have expired or terminated, and all Governmental Authorization required to consummate the Transaction shall have been received.

8.6 Compliance Certificate. Buyer shall have delivered to the Seller a certificate, executed by an authorized person of Buyer, dated as of the Closing Date certifying that each of the conditions set forth in Sections 8.1 and 8.3 has been satisfied

9. INDEMNIFICATION, ETC.

9.1 Survival of Representations and Covenants.

(a) All covenants and obligations of the Parties shall survive and continue until the dates specified therein or, if not so specified, until the applicable statute of limitation

*

Confidential Treatment Requested

period or periods legally applicable to them. All representations and warranties made by the Seller and the Buyer in this Agreement and in any certificates delivered pursuant to Section 7.10 and Section 8.6 of this Agreement shall survive the Closing Date for a period of eighteen (18) months following the Closing Date; provided, however, that any representation or warranty set forth in Sections 4.1 and 4.2 shall survive indefinitely, and any representation or warranty set forth in Sections 4.10 and 4.15 shall survive for the applicable statute of limitation period. Any Party’s right to commence a claim for indemnification under Section 9.2 for a breach of any representation or warranty shall be made on or prior to the date, if any, on which the survival period for such representation or warranty expires.

(b) The representations, warranties, covenants and obligations of the respective Parties, and the rights and remedies that may be exercised by any of them, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parties or any of their Representatives.

9.2 Indemnification.

(a) The Seller shall indemnify, defend and hold harmless Buyer, its Subsidiaries, Buyer Parent and each of their officers, directors, employees, agents and Representatives (collectively, the “Buying Indemnitees” and individually each a “Buying Indemnitee”) from and against, and shall compensate and reimburse each of the Buying Indemnitees for, any Damages which are suffered or incurred by any of the Buying Indemnitees or to which any of the Buying Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any breach of any representation or warranty made by the Seller in this Agreement;

(ii) any breach of any covenant or obligation of any Seller in this Agreement;

(iii) any Liability relating to the operation of the Business or ownership of the Purchased Assets prior to the Closing, other than Assumed Liabilities;

(iv) any Liability and Proceedings, but only as to any Liability accruing prior to the Closing Date, with respect to the [    *    ] request for indemnification from Seller, and [    *    ].

(v) payments, if any, required to be made by Selling Entities under Section 3.2(b);

(vi) payments, if any, required to be made by Selling Entities under Section 6.8(b) and (c);

*

Confidential Treatment Requested

(vii) any Liability related to Image Sensors (other than as provided in Section 2.2(a)(iii)) and the Agilent Image Sensor Business, including, without limitation, Liability and Proceedings related to [  *]; and

(viii) any Retained Liability.

(b) The Buyer shall defend and hold harmless Seller and its Subsidiaries and each of their officers, directors, employees, agents and Representatives (collectively, the “Selling Indemnitees” and individually each an “Selling Indemnitee”) from and against, and shall compensate and reimburse each of the Selling Indemnitees for, any Damages which are suffered or incurred by any of the Selling Indemnitees or to which any of the Selling Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any breach of any representation or warranty made by the Buyer in this Agreement;

(ii) any breach of any covenant or obligation of the Buyer in this Agreement;

(iii) any Liability relating to the operation of the Business or ownership of the Purchased Assets on or after the Closing, including all Liabilities attributable to Assumed Liabilities which were not in existence on the date of Closing;

(iv) payments, if any, required to be made by Buying Entities under Section 3.2(b); and

(v) all Assumed Liabilities.

(c) Notwithstanding the other provisions of this Article 9, in no event shall the Seller be required to indemnify the Buyer for Damages based on Section 9.2(a)(i) and (ii) (or Proceeding related thereto) until the aggregate amount of such Damages sustained by the Buyer exceeds 1% of Purchase Price (“Threshold”), at which point the Seller shall be liable for all Damages sustained by the Indemnitees. For avoidance of doubt, the Threshold shall not apply to the Selling Entities indemnification obligations for Damages based on Section 9.2(a)(iii), (iv), (v) (vi), (vii) and (viii). Except for fraud, the aggregate amount which all Buyer Indemnitees are entitled to recover from the Seller Entities based on Section 9.2(a)(i) and (ii) (or Proceeding related thereto) in the aggregate will not exceed [    *    ] % of Purchase Price (“Cap”). For avoidance of doubt, the Cap shall not apply to the Selling Entities indemnification obligations for Damages based on Section 9.2(a)(iii), (iv), (v), (vi), (vii) and (viii).

(d) Except in the cases of fraud, no Party shall be liable for any special, incidental, consequential or punitive damages hereunder, including, without limitation, lost profits, unless the same are included in a third party claim.

*

(e) Except in the cases of fraud, the indemnity provide in Article 9 shall be the sole and exclusive remedy of the Buying Indemnitees and the Selling Indemnitees.

(f) Any payment made pursuant to the indemnification obligations under this Section 9 shall be treated as an adjustment to the Purchase Price.

9.3 Indemnification Procedures.

(a) For purposes of this Section 9.3, “Indemnified Party” shall mean (i) each Selling Indemnitee when being indemnified by any Buying Entity pursuant to Section 9.2(b), and (ii) each Buying Indemnitee when being indemnified by any Selling Entity pursuant to Section 9.2(a), and “Indemnifying Party” shall mean (x) any Selling Entity when indemnifying any Buying Indemnitee pursuant to Section 9.2(a), and (y) any Buying Entity when indemnifying any Selling Indemnitee pursuant to Section 9.2(b).

(b) The obligations and Liabilities of an Indemnifying Party under this Article 9 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for under Section 9.2 (“Third Party Claims”) shall be governed by and contingent upon the following terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall notify each Indemnifying Party promptly of such Third Party Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim. Notwithstanding the foregoing, a delay or failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 9 unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay or failure. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim so long as the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will undertake the defense of such claim and the Indemnifying Party uses its commercially reasonable efforts to conduct the defense of the Third Party Claim in a manner reasonably consistent with its defense of its own direct claims. The Indemnified Party may participate in, but not control, the defense of such claim with counsel of its choice; provided, however, that the fees and expenses of the Indemnified Party’s participation, including of its counsel, shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed in writing to pay such fees and expenses, (B) the Indemnifying Party has failed to assume the defense as provided herein or (C) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and such Indemnified Party shall have been advised in writing by counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party, in which case such counsel shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one separate principal counsel (and one appropriate local counsel) for all Indemnified Parties. If, within such 30-day period, the Indemnifying Party does not assume the defense of such matter or fails to defend the matter in the manner set forth above, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim

(including reasonable attorneys’ fees and expenses) and the Indemnifying Party will remain responsible for the Liability the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim to the fullest extent provided herein, provided, however, that the Indemnified Party may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to such matter without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld. In the event the Indemnifying Party exercises the right to undertake any defense against any a Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

(c) An Indemnified Party shall give each Indemnifying Party notice of any matter (other than a Third Party Claim) which an Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under Section 9.2, within sixty (60) days of such determination, stating the amount of the Damages, if known, and method of computation thereof, a brief description of the facts upon which such claim is based and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the delay or failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 9 unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay or failure.

(d) If, after the amount of the claim is specified by the Indemnified Party, the Indemnifying Party objects to any such claim, it may give written notice to the Indemnified Party within thirty (30) days of the later of receipt of the Indemnified Party’s notice of claim or the specification by the Indemnified Party of the amount of the claim, advising the Indemnified Party of its objection. If no such notice is timely received from the Indemnifying Party by the Indemnified Party, the Indemnified Party will be entitled to payment from the Indemnifying Party in the amount of the Damages arising out of the claim specified in its notice of claim. If the Indemnifying Party advises the Indemnified Party within such thirty (30) day period that it objects to such claim, the Indemnified Party and the Indemnifying Party shall promptly meet and attempt in good faith to settle the dispute in writing. Unless both parties waive such timeline, if the Indemnified Party and the Indemnifying Party are unable to reach agreement within sixty (60) days after the Indemnifying Party objects to the claim, then the disputed portion of the claim shall be submitted to arbitration in accordance with Section 11.4. If the arbitrator shall determine that the Indemnified Party is entitled to indemnification with respect to the dispute submitted, the Indemnified Party will be entitled to obtain payment from the Indemnifying Party within thirty (30) days in the amount determined by the arbitrator.

Confidential Treatment Requested

9.4 Non-Compete; Non-Solicitation.

(a) For a period of [  *  ] following the Closing Date (“Non-Compete Period”), the Seller shall not, and the Seller shall cause its Subsidiaries not to, without the prior written consent of the Buyer, directly or indirectly, own, manage, control, participate in, or in any manner engage in the business of developing, distributing, selling and marketing Camera Module products that are configured and intended for inclusion in a personal, portable, handheld device for human voice communication over a cellular network (a “Competitive Activity”) within any Restricted Territory; provided, however, that notwithstanding the foregoing, the Seller and its Subsidiaries shall be able to engage in the following activities: (i) the acquisition or ownership of securities of no more than five percent (5%) of the outstanding voting power of any competitor which are listed on any national securities exchange or traded in the national over-the-counter market; (ii) the acquisition, merger or any other business combination with or investments in any Person whose primary business is not a Competitive Activity so long as after such acquisition, the Seller and its Subsidiaries shall not engage in the Competitive Activity; (iii) existing or future licenses or other dispositions of Agilent Intellectual Property so long as such licenses and dispositions are in accordance with Section 2.12 of the License Agreement; (iv) Seller’s actions under Contracts pursuant to Section 6.12 hereof, until such Contracts can be transferred to the Buying Entities or terminated; or (v) actions taken pursuant to the Transaction Agreements. For the avoidance of doubt, the Parties agree that this Section 9.4 shall not in any way limit the Seller and its Subsidiaries from engaging in the business of developing, manufacturing or marketing of Imagine Sensors. As used in this Agreement, “Restricted Territory” means the areas in the world in which any Buyer’s Parent or its Affiliates are doing business.

(b) During the Non-Compete Period, the Seller and its Subsidiaries shall refrain from, either alone or in conjunction with any other Person, directly or indirectly, inducing or attempting to induce any Transferred Employee to leave the employ or engagement of the Buyer Parent or its Subsidiaries or induce or attempt to induce any customer, supplier, contractor, licensor or licensee of the Combined CM Business of Buyer Parent or its Subsidiaries to cease doing business with the Buyer Parent or its Subsidiaries as it relates solely to the Combined CM Business. During the Non-Compete Period, the Buyer Parent and its Subsidiaries shall not induce or attempt to induce any employee of Seller’s Sensor Solutions Division of the Semiconductor Products Group of the Seller and its Subsidiaries, including without limitation the employees of the Image Sensor Business, to leave the employ or engagement of any the Seller and its Subsidiaries. Notwithstanding the foregoing, the restrictions set forth in this Section 9.4(b) shall not apply in the event that any employee is involuntarily terminated by a Party.

(c) If any court of competent jurisdiction declares any provision of Section 9.4 invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of Section 9.4 is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent necessary to render the provision(s) enforceable and only in view of the Parties’ express desire that the Buyer and its Affiliates be protected to the greatest extent possible under applicable Law from improper competition and/or the misuse or disclosure of the Purchased Assets. The Parties hereto acknowledge that money damages would be an inadequate remedy for any breach of Section 9.4. Therefore, in the event of a breach or threatened breach of Section 9.4, any Buying Entity or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 9.4 (without posting a bond or other security).

*

10. TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either Party if the Closing shall not have occurred by ninety (90) days following the date hereof; provided, however, that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by a Party (the “Non-Defaulting Party”) upon a breach of any representation or warranty of the other Party (the “Defaulting Party”) or any covenant or agreement in this Agreement, or if any representation or warranty of the Defaulting Party in this Agreement shall have become untrue, in either case such that the conditions set forth in Section 7.1 or 7.2 or Section 8.1 or 8.3, as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Defaulting Party’s representations and warranties or breach by the Defaulting Party is curable by the Defaulting Party through the exercise of its commercially reasonable efforts within ten (10) days, then Non-Defaulting Party may not terminate this Agreement under this Section 10.1(b) prior to the tenth (10th) day following the date on which notice of such breach was provided by the Non-Defaulting Party to the Defaulting Party, provided the Defaulting Party continues to exercise commercially reasonable efforts to cure such breach during such period; provided, further, that the Defaulting Party remains liable following termination for such breach; or

(c) by either Party in the event that any Governmental Body shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; or

(d) by the mutual written consent of both Parties.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no Liability on the part of either Party hereto except (i) as set forth in Sections 6.6(a) and 11.1, (ii) that nothing herein shall relieve either Party from Liability for any breach of this Agreement and (iii) that the Buyer shall, and shall cause its Affiliates to, return all materials and medium containing any information of any nature relating to the Seller and its Subsidiaries, including proprietary and confidential information, within five (5) Business Days of termination.

11. MISCELLANEOUS

11.1 Transaction Expenses. Each Party shall bear and pay its own fees, costs and expenses, including but not limited to all legal, accounting, banking, or broker fees,

commissions, and expenses, that such Party incurs in connection with the negotiation, preparation and review of the Transaction Agreements. Notwithstanding the foregoing, the Buyer and the Seller shall pay for 50% of the total fees and expenses incurred in connection with the preparation and submission of any filing or notice required to be made or given to any Governmental Body (including any filing required by applicable antitrust Laws) in connection with any of the Transactions.

11.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.3 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

11.4 Disputes Resolution; Waiver of Jury Trial.

(a) Except as otherwise provided in this Agreement, the following dispute resolution procedures shall be used by the Parties to resolve all disputes, differences, controversies and claims under this Agreement that arise out of or relate to this Agreement or the interpretation or breach thereof (other than those set forth in Section 11.4(g) hereof) (collectively, “Disputes”). For purposes of this Section 11.4, “Parties” means Buyer, on the one hand, and the Sellers, on the other hand. Either Party may, by written notice to the other Party, refer any Disputes for resolution in the manner set forth below.

(b) Any such Disputes shall be referred to arbitration under the rules of the American Arbitration Association, to the extent such rules are not inconsistent with this Section 11.4. Unless the Parties agree on the name of a single arbitrator, the arbitration panel shall consist of three (3) arbitrators, one of whom shall be appointed by Buyer and one of whom shall be appointed by the Sellers. The two arbitrators thus appointed shall choose the third arbitrator; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator, either arbitrator may petition the American Arbitration Association to make the appointment. Neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Buyer and the Seller. The provisions contained in this Section shall survive termination and/or expiration of this Agreement.

(c) Unless otherwise mutually agreed to by the Parties, the place of arbitration shall be San Jose, California. Unless otherwise mutually agreed to by the parties, for each Dispute referred to arbitration pursuant to this Section 11.4, each Party shall allow and participate in discovery as follows:

(i) Non-Expert Discovery. Each Party may (1) conduct three (3) non-expert depositions of no more than five (5) hours of testimony each, with any deponents employed by any party to appear for deposition in San Jose, California (unless otherwise mutually agreed by the Parties); (2) propound a single set of requests for production of documents containing no more than twenty (20) individual requests; (3) propound up to twenty written interrogatories; and (4) propound up to ten (10) requests for admission.

(ii) Expert Disclosure. If scientific, technical, or other specialized knowledge will assist the arbitrator, each Party may select a single witness who is retained or specially employed to provide such expert testimony. In addition, each Party may select an additional retained or specially employed expert witness to testify with respect to damages issues, if any. Expert discovery shall consist of the following: (1) the Parties shall exchange complete reports on all information to be provided by the expert(s) at the hearing no later than thirty (30) days before the first day of the hearing; (2) the parties shall produce complete rebuttal reports, if any, no later than ten (10) days before the first day of the hearing; and (3) the Parties shall be required to produce any and all documents reviewed by their expert(s) in performing work relating to the arbitration.

(iii) Additional Discovery. The Arbitrator may, on application by either Party, authorize additional discovery only if deemed essential to avoid injustice. In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by video conference during the arbitration hearing.

(d) The arbitral tribunal shall render its award within six (6) months after acceptance of its appointment by the third arbitrator. This period may be extended by mutual agreement of the Parties. The decision of the arbitration panel shall be final and binding on all of the Parties hereto and non-appealable, and the Parties hereby waive any right of appeal to any court of any Disputes resolved pursuant to this Section 11.4. However, the provisions of this Section 11.4 may be enforced in any court having jurisdiction over the award or any of the Parties pursuant to Section 11.4(f) hereof, and judgment on the award (including, without limitation, equitable remedies) granted in any Disputes resolution hereunder may be entered in any such court.

(e) Each Party shall pay its own expenses in connection with the resolution of Disputes pursuant to this Section 11.4, including attorneys’ fees. The fees and expenses of the arbitration panel shall be (A) borne equally by the Buyer, on the one hand, and the Seller, on the other hand, if and to the extent that the arbitration panel determines that such result would be fair and equitable under the circumstances, or (B) borne by the Buyer, on the one hand, and the Seller, on the other hand, in inverse proportion to the amount that the arbitration panel’s award in favor of the Buyer, on the one hand, and the Seller, on the other hand, bears to the total amount of the items in dispute (for illustration purposes for this Section 11.4(e) only, (X) if the total amount of items in dispute by the Buying Entities is $1,000,000.00, and the Buying Entities are awarded $500,000.00 by the arbitration panel, the Buying Entities, on the one hand, and the Selling Entities, on the other hand, shall bear the arbitration panel’s fees and expenses equally, or (Y) if the total amount of items in dispute by the Buying Entities is $1,000,000.00, and the Buying Entities are awarded $250,000.00 by the arbitration panel, the Buying Entities shall bear 75% and the Selling Entities shall bear 25% of the arbitration panel’s fees and expenses).

(f) Any judicial proceeding brought pursuant to Section 11.4(d) or (g) hereof must be brought in any court of competent jurisdiction in the county of Santa Clara, California and, by execution and delivery of this Agreement, each Party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum and (iii) waives personal service of process and consents to service of process upon it by certified or registered mail, return receipt requested, at its address specified or determined in accordance with Section 11.4 hereof, and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail. Nothing in this Section 11.4 shall affect the right of any Party hereto to serve process in any other manner permitted by applicable Law.

(g) The foregoing provisions shall not apply to Disputes as to breaches or threatened breach of Sections 6.6 or 9.4 hereof. The Parties hereto acknowledge that money damages would be an inadequate remedy for any breach of Sections 6.6 or 9.4 and a breach thereof would cause irreparable damage to the Buying Entities. Therefore, in the event of a breach or threatened breach of Sections 6.6 or 9.4, the Buying Entities or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Sections 6.6 or 9.4.

(h) Notwithstanding anything contained in this Section 11.4 to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Section 11.4(b) hereof, Seller and Buyer shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within ten (10) calendar days of the written notice of such Disputes by either Party, including referring such matter to Seller’s then-current general manager of its Semiconductor Products Group and Buyer Parent and its Subsidiaries’ then-current President of Design and ODM Business. The representatives of the Parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four (4) weeks. In the event that the parties are unable to resolve such Dispute pursuant to this Section 11.4(h), the provisions of Section 11.4(b) through (f) hereof, inclusive, shall apply.

(i) IN THE EVENT OF ANY JUDICIAL PROCEEDINGS, THE PARTIES KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

11.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such Party may designate by ten days advance written notice to the other Parties hereto.

11.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and Buyer. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Party hereto.

11.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.9 Entire Agreement. This Agreement, including the Exhibits, Schedules and the other Transaction Agreements, constitutes the entire agreement among the Parties and supercedes all prior agreements and understandings, oral and written, between the Parties hereto, including without limitation, the Letter dated October 4, 2004 from Buyer and Seller. No Party shall be liable or bound to any other Party in any manner by any covenants or representations or warranties, express or implied, at common law, by statute or otherwise, except as specifically those representations, warranties and covenant set forth herein or in the Transaction Agreements and the Seller and its Subsidiaries hereby disclaim all implied warranties, including warranties of merchantability or fitness for a particular purpose.

11.10 Public Disclosures. Unless otherwise required by law, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any Party without the prior approval of the other party. If in the judgment of either Party such a news release or public announcement is required by law, the Party intending to make such release or announcement shall provide prior notice to the other Party of the contents of such release or announcement and shall consult with the other Party with respect thereto.

11.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement (or any counterpart hereof) may be delivered by a Party by facsimile, which facsimile delivery shall be effective as if the original counterpart had been delivered.

11.12 Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

AGILENT TECHNOLOGIES, INC.		FLEXTRONICS SALES AND MARKETING (A-P) LTD.

By:	/s/ Young Sohn	By:	/s/ Manny A/L Marimuthu
Name:	Young Sohn	Name:	Manny A/L Marimuthu
Title:	President	Title:
Seminconductor Products Group

Address:	Agilent Technologies, Inc.	Address:	Flextronics Sales and Marketing (A-P) Ltd.
	Semiconductor Products Group		Suite 802, St James Court, St. Denis Street,
	350 West Trimble Road MS		Port Louis, Mauritius
	90MG		Attention: Carrie L. Schiff, General Counsel
San Jose, CA 95131
Fax No.:
Attention: General Manager

With a copy to:		With a copy to:

	Agilent Technologies, Inc.		Flextronics International USA, Inc.
	395 Page Mill Road, MS A3-10		2090 Fortune Drive
	Palo Alto, CA 94306		San Jose, California 95131
	United States of America		United States of America
	Fax No.: (650) 752-		Attention: Duncan Robertson
	Attention: General Counsel		Fax No.: (408) 428-0859

And

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
United States of America
Attention: Ronald R. Levine, II
Fax No.: (303) 893-1379

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A

Confidential Treatment Requested

under 17 C.F.R. §§ 200.80(b)(4),

200.83 and 240.24b-2

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into and made effective on the Closing Date by and between Agilent Technologies, Inc., a Delaware corporation (“Agilent”) and Flextronics Sales and Mktg (A-P) Ltd., a Mauritius corporation (“Flextronics”). Agilent and Flextronics may each be referred to in this Agreement individually as “Party” and collectively as the “Parties”.

Whereas, in conjunction with this Agreement, Agilent is selling to Flextronics certain assets and IP licenses relating to Agilent’s camera module business under the terms of the separate Asset Purchase Agreement; and

Whereas, Agilent is willing to grant such IP licenses subject to the terms and conditions of this Agreement.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, Agilent and Flextronics agree as follows:

1.	Definitions. The following capitalized terms shall have the meanings indicated for purposes of this Agreement:

1.1.	“Affiliate” means, as to any person or entity, any other person or entity controlling, under common control with or controlled by such first-referenced person or entity. For purposes of this definition, “control” means direct or indirect beneficial ownership of more than 50% of the voting or income interest in the relevant business entity, or the contractual ability to direct the vote of more than 50% of the voting or income interest in such relevant business entity. Such a person or entity will be considered an Affiliate for only as long as such control exists.

1.2.	“Agilent Camera Module Patents” means (i) any patents or patent applications listed in the attached Exhibit A, foreign counterparts thereof, any patent applications or patents claiming priority thereto, and any extension of any such patent and (ii) all inventions disclosures prepared on or before the Closing Date that are subsequently filed as patent applications and result in patents having claims that read on Camera Modules.

1.3.	“Agilent IP Materials” means the items and materials of the Agilent Camera Module business, as summarized on Exhibit B.

1.4.	“Asset Purchase Agreement” means the Asset Purchase Agreement between Agilent and Flextronics, entered into concurrently with this Agreement and to which this Agreement is attached as an exhibit. Any section or exhibit of the Asset Purchase Agreement that is referenced in this Agreement shall be deemed incorporated into this Agreement by reference.

Agilent & Flextronics Confidential

1.5.	“Camera Module” means a module for capturing photographic or video type images. A Camera Module includes an Image Sensor, a lens, and an aperture and may include an IR filter and other additional components. For the avoidance of doubt, the combination of an Image Sensor and a lens and aperture is defined as a Camera Module regardless of the method of integration or combination.

1.6.	“Cellular Telephone Handset” means a personal, portable, handheld device for human voice communication over a cellular network.

1.7.	“Closing Date” has the meaning set forth in the Asset Purchase Agreement.

1.8.	“Flextronics Field of Use” means Camera Module products that are configured and intended for inclusion in Cellular Telephone Handsets. The Flextronics Field Of Use includes Image Sensors only to the extent that they are made for Flextronics and are assembled by Flextronics into Camera Module products that are configured and intended for inclusion in Cellular Telephone Handsets.

1.9.	“Image Processor” means a processor for correcting the output signal from an Image Sensor such as, for example, to demosaic, color balance, gamma correct or otherwise compensate the signal.

1.10.	“Image Sensor” means a photosensitive silicon array having an analog or digital output. An Image Sensor may also include an on-board A/D converter and an Image Processor that is either on-board or separate.

1.11.	“Third Party” means any party other than Flextronics or Agilent or an Affiliate of either of them.

2.	Intellectual Property.

2.1.	Patents. Agilent hereby grants to Flextronics and its Affiliates a personal, world-wide, non-exclusive, irrevocable (except that this license may be revoked in the event of an uncured breach by Flextronics), on last payment made under the Asset Purchase Agreement, fully paid up and transferable license (but transferable only to an entity that assumes substantially all of the assets of Flextronics’ Camera Module product line, and such assignee agrees to the terms of this agreement) under the Agilent Camera Module Patents to make (including the right to practice methods, processes and procedures), have made, have designed, use, lease, sell, offer to sell, and import products that incorporate a Camera Module.

Agilent & Flextronics Confidential

2.2.	Copyrights. Agilent hereby grants to Flextronics and its Affiliates a personal, world-wide, non-exclusive, irrevocable (except that this license may be revoked in the event of an uncured breach by Flextronics), on last payment made under the Asset Purchase Agreement, fully paid up and transferable license (but transferable only to an entity that assumes substantially all of the assets of Flextronics’ Camera Module product line, and such assignee agrees to the terms of this agreement) under any copyright owned by Agilent or an Agilent Affiliate (whether registered or unregistered) that is embodied in a work of authorship that is included in copyright items delivered to Flextronics in the Agilent IP Materials. For the avoidance of doubt, the copyrights licensed hereunder includes the Agilent software used in the camera module business. Such license grants to Flextronics and its Affiliates the right, within the Flextronics Field Of Use, to use, reproduce, distribute, create derivative works of, and display such work of authorship. Flextronics shall not remove any copyright notices from any materials having a copyright notice thereon without the prior written permission of Agilent.

2.3.	Mask Work Registrations. Agilent hereby grants to Flextronics and its Affiliates a personal, world-wide, non-exclusive, irrevocable (except that this license may be revoked in the event of an uncured breach by Flextronics), on last payment made under the Asset Purchase Agreement, fully paid up and transferable license (but transferable only to an entity that assumes substantially all of the assets of Flextronics’ Camera Module product line, and such assignee agrees to the terms of this agreement) under any mask work registration owned by Agilent or an Agilent Affiliate that protects a mask work that is included in the mask works delivered to Flextronics in the Agilent IP Materials. Such license grants to Flextronics and its Affiliates the right, within the Flextronics Field Of Use, to reproduce the mask work and to import or distribute semiconductor chip products in which the mask work is embodied.

2.4.	Trade Secrets. Agilent hereby grants to Flextronics and its Affiliates a personal, world-wide, non-exclusive, irrevocable (except that this license may be revoked in the event of an uncured breach by Flextronics), on last payment made under the Asset Purchase Agreement, fully paid up and transferable license (but transferable only to an entity that assumes substantially all of the assets of Flextronics’ Camera Module product line, and such assignee agrees to the terms of this agreement) under any trade secret owned by Agilent or an Agilent Affiliate that is embodied in any item or information that is included in the trade secrets delivered to Flextronics in the Agilent IP Materials. Such license grants to Flextronics and its Affiliates the right to make (including the right to practice methods, processes and procedures), have madehave designed, use, lease, sell, offer to sell, and import products that incorporate a Camera Module.

2.5.	Non-assert. In the event that Flextronics should source Image Sensors from Agilent, or an Agilent approved source, Agilent covenants that it will not assert any Agilent Camera Module Patents against Flextronics, its Affiliates, its suppliers, its customers, its distributors, dealers, agents, customers and users (whether direct or indirect).

Agilent & Flextronics Confidential

2.6.	Trademarks. Agilent hereby grants to Flextronics and its Affiliates, for a period of five (5) years from the Closing Date, a personal, worldwide, non-exclusive and transferable license (but transferable only to an entity that assumes substantially all of the assets of Flextronics’ Camera Module product line, and such assignee agrees to the terms of this agreement) under any Agilent name or logo or part numbers (hereinafter “Marks”) in the Flextronics Field of Use, that is currently embodied in any Camera Module, or any portion thereof, or any Image Processor or Image Sensor that was developed by Agilent, or any existing customer documentation and presentation materials, as well as existing internal reference documentation. For the avoidance of doubt, no Internet domain names, web sites, or meta tags are licensed hereunder.

(i)	Flextronics acknowledges and agrees that it is not authorized under this Agreement to apply the Marks to any products or parts manufactured with manufacturing equipment or molds not provided to Flextronics by Agilent, or to any documentation not provided by Agilent, or to any advertising, or other materials connected with the Camera Module business.

(ii)	Flextronics may distribute documentation that bears the Marks until December 31, 2005 so long as such documentation bears a prominent sticker on the front cover identifying Flextronics as the source of such documentation and stating that references to Agilent in such documentation should be interpreted as references to Flextronics.

Trademark License Restrictions

(iii)	Once Flextronics abandons the use of all Marks on a particular product, then Flextronics agrees that the license granted hereunder with respect to that product shall thereupon terminate.

a)	Flextronics may not make any use whatsoever, in whole or in part, of the Marks, or any other mark owned by Agilent, in connection with Flextronics corporate, doing business as, or fictitious name without the prior written consent of Agilent.

b)	Flextronics may not use any Mark in direct association with another mark such that the two appear to be a single mark or in any other composite manner with any Marks of Flextronics or any Third Party.

c)	In all respects, Flextronics’ usage of the Marks pursuant to the license granted hereunder shall be in a manner consistent with the Trademark Usage Guidelines to the extent commercially reasonable, and any usage by Flextronics that is inconsistent with the foregoing shall be deemed to be outside the scope of the license granted hereunder. As a condition to the

Agilent & Flextronics Confidential

license granted hereunder, Flextronics shall at all times present, position and promote the Camera Modules marked with one or more of the Marks in a manner consistent with the Trademark Usage Guidelines to the extent commercially reasonable.

Agilent & Flextronics Confidential

(iv)	Trademark Usage Guidelines

a)	Flextronics shall use the Marks only in a manner that is consistent with the Trademark Usage Guidelines [Agilent Web Site].

c)	TRADEMARK REVIEWS. At Agilent’s reasonable request, Flextronics agrees to furnish or make available for inspection to Agilent one or more reasonable number of samples of Camera Modules and collateral materials of Flextronics that are marked with one or more of the Marks If Flextronics is notified or determines that it or any of its Affiliates is not complying with any Trademark Usage Guidelines, it shall notify Agilent in writing.

(v)	Trademark Usage Guideline Enforcement. If Agilent becomes aware that Flextronics or any of its Affiliates is not complying with any Trademark Usage Guidelines, Agilent shall notify Flextronics in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Flextronics shall then have thirty (30) days after receipt of such notice to correct such noncompliance or submit to Agilent a commercially reasonable written plan to correct such noncompliance which written plan is reasonably acceptable to Agilent.

(vi) Quality Standards. Flextronics acknowledges Agilent’s representation that the Camera Modules and collateral material permitted by this Agreement to be marked with one or more of the Marks must continue to be of sufficiently high quality as to provide protection of the Marks and the goodwill they symbolize, and Flextronics further acknowledges Agilent’s representation that the maintenance of the high quality standards associated with such products is of the essence of the license to the Marks.

(vii)	Quality Control Reviews. At Agilent’s reasonable request, Flextronics agrees to furnish or make available to Agilent for inspection one or more reasonable number of sample Camera Module and collateral materials marked with one or more of the Marks. If Flextronics is notified or determines that it or any of its Affiliates is not complying with any Trademark Usage Guidelines, it shall notify Agilent in writing.

Agilent & Flextronics Confidential

a) Initial Cure Period. If Agilent becomes aware that Flextronics or any of its Affiliates are not complying with any quality standards consistent with those in the cell phone industry, Agilent shall notify Flextronics in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Following receipt of such notice, Flextronics shall make an inquiry promptly and in good faith concerning each instance of noncompliance described in the notice. Unless Flextronics reasonably determines that the noncompliance described in the notice is not, in fact, a material deviation from the applicable quality standards, and so notifies Agilent in writing within fourteen (14) days of receipt of such notice, Flextronics shall then have thirty (30) days after receipt of such notice to correct such noncompliance or submit to Agilent a reasonable written plan to correct such noncompliance which written plan is reasonably acceptable to Agilent.

(viii)	Protection Of Marks

a) OWNERSHIP AND RIGHTS. Flextronics agrees not to challenge the ownership or validity of the Marks. Flextronics shall not disparage, dilute or adversely affect the validity of the Marks. Flextronics’ use of the Marks shall inure exclusively to the benefit of Agilent, and Flextronics shall not acquire or assert any rights therein. Flextronics recognizes Agilent’s representation that the value of the goodwill associated with the Marks, and that the Marks may have acquired secondary meaning in the minds of the public.

b) PROTECTION OF MARKS. Flextronics shall assist Agilent, at Agilent’s request and expense, in the procurement and maintenance of Agilent’s intellectual property rights in the Marks. Flextronics will not grant or attempt to grant a security interest in the Marks, or to record any such security interest in the United States Patent and Trademark Office or elsewhere, against any trademark application or registration belonging to Agilent. Flextronics agrees to, and to cause Affiliates to, execute all documents reasonably requested by Agilent to effect further registration of, maintenance and renewal of the Marks, recordation of the license relationship between Agilent and Flextronics, and recordation of Flextronics as a registered user. Agilent makes no warranty or representation that trademark registrations have been or will be applied for, secured or maintained in the Marks throughout, or anywhere within, the world. Flextronics shall cause to appear on all Camera Modules and collateral materials, such reasonable legends, markings and notices as may be required by applicable law or reasonably requested by Agilent.

d) SIMILAR MARKS. Flextronics agrees not to use or register in any country any Mark that infringes Agilent’s rights in the Marks. If any application for registration is, or has been, filed in any country by Flextronics which relates to any Mark that infringes Agilent’s rights in the Marks, Flextronics shall immediately abandon any

Agilent & Flextronics Confidential

such application or registration or assign it to Agilent. Flextronics shall not challenge Agilent’s ownership of or the validity of the Marks or any application for registration thereof throughout the world. Flextronics shall not use or register in any country any copyright, domain name, telephone number or any other intellectual property right, whether recognized currently or in the future, or other designation which would affect the ownership or rights of Agilent in and to the Marks, or otherwise to take any action which would adversely affect any of such ownership rights, or assist anyone else in doing so. Flextronics shall cause its Affiliates to comply with the provisions of this Paragraph.

d) Neither party or any of its Affiliates, is obligated to: (a) file any application for registration of any Mark, or to secure any rights in any Marks, (b) to maintain any Mark registrations, or (c) to provide any assistance, except for the obligations expressly assumed in this Agreement.

2.7.	Nothing in this agreement shall be construed as imposing on Agilent any obligation to institute any suit or action for infringement of any of the intellectual property licensed hereunder, or to defend any suit or action brought by a third party which challenges or concerns the validity of any of the licensed Intellectual Property, nor impose a requirement that either party file any patent or copyright application or obtain any patent or copyright registration, or maintain any of the foregoing.

2.8.	Pre-Existing IP. Both Parties shall retain all of their pre-existing intellectual property rights and this Agreement shall not be deemed or construed to transfer ownership of any such pre-existing intellectual property.

2.9.	Release For Past Patent Infringement. Agilent hereby releases Flextronics its Affiliates, and its customers from any claims that Agilent or an Agilent Affiliate may have for infringement of an Agilent Camera Module Patent owned by Agilent or an Agilent Affiliate to the extent that such claim arises out of activities by Flextronics or a Flextronics Affiliate or its customers for the manufacture, use, sale, offer for sale, import, or export of products containing Camera Modules before the Closing Date.

2.10.	Indemnification By Flextronics. Except for any of the following that are Agilent Retained Liabilities or are Agilent’s indemnification or other obligations under the Asset Purchase Agreement, Flextronics agrees to defend, indemnify and hold harmless Agilent and its Affiliates, employees, agents, officers, and directors from and against any judgments, settlements, damages, awards, costs (including attorneys’ fees and costs) and other expenses arising out of any claims, actions or other proceedings by a Third Party alleging that, after the Closing Date, Flextronics or a Flextronics Affiliate’s conduct of its camera module business based on the intellectual property licensed hereunder infringes or has misappropriated a Third Party intellectual property.

Agilent & Flextronics Confidential

2.11.	The obligations set forth in this section shall survive the expiration or termination of this Agreement.

2.12.	Non-Enablement. For a period of five (5) years from the Closing Date, Agilent agrees that it will not license the Agilent Camera Module Patents and trade secrets, as a group, to a third party for the primary purpose of enabling that third party in the field of Camera Modules. Provided however, in the event that Agilent licensed these patents for the purpose of avoiding or settling any intellectual property infringement or misuse litigation or threat of litigation, such license is permitted hereunder. For the avoidance of doubt, Agilent may license the Agilent Camera Module Patents, as a part of patent license or cross-license wherein the Agilent Camera Module Patents are not licensed primarily to enable a third party in Camera Modules, even though an affect is to enable such a third party in the field of Camera Modules. In addition, the optical mouse sensor or the optical mouse sensor business, shall not be deemed to be within the scope of Camera Modules.

2.13.	License of Other Intellectual Property.

In the event that Flextronics and Agilent reasonably determine that Agilent has failed to license intellectual property of the camera module business to Flextronics under this Agreement, which intellectual property existed at the Closing Date, and which intellectual property is necessary or was used in the operation of the Camera Module Business, then consistent with the license terms herein, Agilent shall license such intellectual property to Flextronics. Agilent shall have no such duty to license any improvements made to such intellectual property if such improvements were made after the Closing Date.

2.14.	Agilent agrees that it will use good faith efforts to maintain the Agilent Camera Module Patents in accordance with its past practices, and Agilent shall not be in violation of this Section 2.14 for inadvertently missing a maintenance fee or report deadline with respect to the Agilent Camera Module Patents, unless Flextronics has provided thirty (30) days prior written notice of any such deadline.

2.15.	Excluded Warranties.

Nothing in this Agreement is or shall be construed as (i) a warranty that anything made, used, sold or otherwise disposed of under any license granted under this Agreement is or will be free from infringement or misappropriation of patents, copyrights, trade secrets and other rights of third parties; or, (ii) a warranty or representation by either Party as to the validity or scope of any patent, patent application or other intellectual property right, except that Agilent warrants that it has the right to grant the license hereunder made. Notwithstanding the foregoing, nothing herein is intended to or shall be deemed to limit any representations or warranties made by Agilent in the Asset Purchase Agreement.

Agilent & Flextronics Confidential

2.16.	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR THE ASSET PURCHASE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR REGARDING INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK, OR ANY OTHER RIGHT OF A THIRD PARTY, OR ANY OTHER EXPRESS OR IMPLIED WARRANTY.

2.17.	NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (i) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (ii) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN IS INTENDED TO OR SHALL BE DEEMED TO LIMIT ANY OBLIGATIONS OF AGILENT OR FLEXTRONICS IN THE ASSET PURCHASE AGREEMENT.

3.	Term And Termination.

3.1.	Term. The term of this Agreement shall commence upon the Closing Date and shall expire as of the date of the last to expire patent of the Agilent Camera Module Patents.

3.2.	Termination And Effect. The licenses granted herein may be terminated before the end of the term in the event that Flextronics fails to cure a material breach of the terms of Section 2, Intellectual Property, within sixty (60) days of receiving written notice of such breach.

4.	General Provisions.

4.1.	Amendments. No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by both Parties.

4.2.	Assignment. This Agreement is not assignable by either Party without the prior written consent of the other Party. However, such other Party will not unreasonably withhold such consent if the assignment is to a successor to substantially all of the business of such Party to which this Agreement relates, whether in merger, sale of stock, sale of assets or other transaction.

Agilent & Flextronics Confidential

4.3.	Choice Of Law. The choice of law provisions of the Asset Purchase Agreement are hereby incorporated by reference.

4.4.	Confidentiality. The confidentiality provisions of the Asset Purchase Agreement are hereby incorporated by reference.

4.5.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

4.6.	Entire Agreement. This Agreement, including the attached exhibits, constitutes the entire understanding between the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements, understandings and arrangements whether oral or written relating to the subject matter hereof.

4.7.	Force Majeure. Neither party will be held liable to the other for any delay or failure of performance where such delay or failure results from events beyond that party’s control, including without limitation acts of God, earthquakes, fires, floods, civil disturbance, strikes, labor disputes, and lawful governmental action..

4.8.	Headings. The headings appearing in this Agreement have been inserted solely for the convenience of the Parties and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions.

4.9.	Independent Contractors. Both Parties are independent contractors and are engaged in the operation of their own respective businesses, and neither Party is to be considered the agent or partner of the other Party for any purpose whatsoever. Neither Party has any authority to enter into any contracts or assume any obligations for the other Party or to make any warranties or representations on behalf of the other Party.

4.10	Non-Waiver. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

4.11	Notices. The notice provisions of the Asset Purchase Agreement are hereby incorporated by reference.

4.12	Partial Invalidity. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the Parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the parties as fully as practicable, and the remainder of this Agreement and the application of such invalid term or provision to

Agilent & Flextronics Confidential

circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Agilent Technologies, Inc.	Flextronics Sales and Mktg (A-P) Ltd

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Agilent & Flextronics Confidential

Confidential Treatment Requested

EXHIBIT A

AGILENT CAMERA MODULE PATENTS

Case Number	Sub Case	Ctry	Appn Status	Appn Number	Pubn Number	Patent Number	Appn Title
10003645	01	US	Published	10/087278	0165023		Telecentric Singlet Having A Small Height Requirement
10003645	02	JP	Published	P2003-049158	2003262791		Telecentric Singlet Having A Small Height Requirement
10003645	03	EP	Published	02023492.8	1353207		Telecentric Singlet Having A Small Height Requirement
10003971	02	JP	Published	P2001-307448	2002152596		System Solution For Amorphous LAG Problem
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
10003971	05	TW	Granted	90120731	552799	186863	System Solution For Amorphous LAG Problem
10003971	06	DE	Granted	01121187.7	1195987	60102540.7	System Solution For Amorphous LAG Problem
10003971	07	FR	Granted	01121187.7	1195987	1195987	System Solution For Amorphous LAG Problem
10003971	08	GB	Granted	01121187.7	1195987	1195987	System Solution For Amorphous LAG Problem
10004419	01	US	Granted	09/919562		6435882	A Socketable Flexible Circuit Based Electronic Device Module And A Socket For The Same
10004419	02	JP	Published	P2002-219387	2003133021		A Socketable Flexible Circuit Based Electronic Device Module And A Socket For The Same
10004419	03	TW	Granted	91103451	530437	177672	A Socketable Flexible Circuit Based Electronic Device Module And A Socket For The Same
10004419	04	EP	Pending	02013011.8	1280240		A Socketable Flexible Circuit Based Electronic Device Module And A Socket For The Same

*

Agilent & Flextronics Confidential

Confidential Treatment Requested

[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
10011231	02	US	Published	10/260186	0032523		CMOS Image Sensor Using Gradient Index Chip Scale Lenses
10011231	03	JP	Published	P2003-293248	2004080039		CMOS Image Sensor Using Gradient Index Chip Scale Lenses
10011231	04	EP	Pending	03007806.7	1389804		CMOS Image Sensor Using Gradient Index Chip Scale Lenses
10011280	01	US	Granted	10/184154	0002179	6744109	Glass Attachment Over Micro-lens Arrays
10011280	02	JP	Published	P2003-146149	2004031939		Glass Attachment Over Micro-lens Arrays
10011280	03	GB	Published	0312936.8	2391707		Glass Attachment Over Micro-lens Arrays
10011280	04	US	Granted	10/634594	0036069	6794218	Glass Attachment Over Micro-lens Arrays
10020062	01	US	Published	10/266538	0066463		Multifunction Lens
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]

*

Agilent & Flextronics Confidential

Confidential Treatment Requested

[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]				[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
10970902	01	US	Granted	09/139692		6037641	An Optical Device Package Including An Aligned Lens (As Amended)
10982203	01	US	Granted	09/183143		6593961	A Test Efficient Method Of Classifying Image Quality Of An Optical Sensor Using Three Categories Of Pixels
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
10982203	03	EP	Published	99115492.3	0997845		Test Efficient Method Of Classifying Image Quality Of An Optical Sensor Using Three Categories Of Pixels
10990726	02	US	Granted	09/717185		6683298	Image Sensor Packaging With Package Cavity Sealed By The Imaging Optics
10990995	01	US	Granted	09/356560		6326601	Optical Barrier
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
10990995	04	DE	Published	10033144.0	10033144		Optical Barrier
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
10991727	01	US	Granted	09/513797		6396116	Integrated Circuit Packaging For Optical Sensor Devices
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]			[ * ]

*

Agilent & Flextronics Confidential

EXHIBIT B

EXISTING AGILENT IP MATERIALS

(1) Image capture/Image sensor/Camera Module Materials:

•	External Reference specifications and technical manuals

•	Application notes

•	Customer support materials

•	Sales training materials

•	Final test specifications and code for camera module functions

•	Image pipe calibration tools

(2) Embedded Module Auto-function Control Firmware (e.g., auto exposure, auto white balance):

•	Source code

•	Related documentation

(3) Config files (text files for configuring product operation):

•	Preferred config file for each module

•	Customer specific config files that may exist

(4) ROM for image sensor timing:

•	hardware and firmware for controlling image timing

(5) Sample driver code

•	Code useful to customers writing drivers to allow hardware to communicate with a camera module

(6) Demo board/application code (PC interface to display camera module images for test):

•	Board layout

•	schematics

•	hardware design notes

•	software design notes

•	application software

•	customer documentation

Agilent & Flextronics Confidential

(7) Camera module opto-mechanical design:

•	Mechanical specifications, design documents and computer models

•	Optical specifications, design documents, and computer models

•	Flex design documents, specifications, and design rules

•	Manufacturing process flow description

•	Assembly and inspection specifications

•	Final test code, test equipment specifications, and CM specifications

Agilent & Flextronics Confidential